UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ADVANCED FLOWER CAPITAL INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 16, 2025

Dear Advanced Flower Capital Inc. Shareholder,

We are pleased to inform you that the Board of Directors (the “Board”) of Advanced Flower Capital Inc. (the “Company”) has unanimously approved the conversion (the “Conversion”) of the Company from a real estate investment trust (“REIT”) to a business development company (“BDC”), which, among other things, will involve the revocation of the Company’s election to be treated as a REIT for federal income tax purposes and the subsequent election of the Company to be regulated as a BDC under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company is holding this special meeting of its shareholders (the “Special Meeting”) to approve certain proposals required to effect the Conversion (each a “Proposal” and together, the “Proposals”).

The Board believes that the Conversion will provide the Company with greater flexibility to expand its portfolio and implement business strategies to best capture market opportunities, and better position the Company to support the pursuit of attractive risk-adjusted returns for the shareholders.

If the proposals are approved at the Special Meeting and the Board determines to proceed with the Conversion, we will cease to operate as a REIT and instead operate as an externally managed, closed-end non-diversified management investment company that is regulated as a BDC under the 1940 Act. We also intend to elect to be treated, and intend to qualify annually thereafter, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, as soon as practicable following our election to be regulated as a BDC.

The enclosed proxy statement (the “Proxy Statement”) is being made available to all holders of shares of common stock, par value $0.01 per share, of the Company, and describes the Conversion and the proposals on which shareholders are being asked to consider and vote on at the Special Meeting in connection with the Conversion. You are urged to read the Proxy Statement carefully and in its entirety before voting on the proposals described in the Proxy Statement.

I want to thank you for your continued support of Advanced Flower Capital Inc.

Sincerely,

Leonard M. Tannenbaum
Chairman of the Board

ADVANCED FLOWER CAPITAL INC.

477 S. Rosemary Avenue, Suite 301
West Palm Beach, Florida 33401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2025

To Our Shareholders:

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Advanced Flower Capital Inc., a Maryland corporation (the “Company,” “we,” “our,” or “us”), which will be conducted virtually via live webcast on November 6, 2025 at 10:00 a.m. Eastern Time. You will be able to attend the Special Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AFCG2025SM. To enter the meeting, you must have your sixteen-digit control number that is shown on your proxy card or on the instructions that accompanied your proxy materials. You will not be able to attend the Special Meeting in person.

As previously disclosed, at a meeting on August 12, 2025, our Board of Directors (the “Board”) unanimously approved a series of matters intended to facilitate the conversion (the “Conversion”) of the Company from a real estate investment trust (“REIT”) to a business development company (“BDC”) regulated under the Investment Company Act of 1940, as amended (the “1940 Act”). Among other things, the Board approved a new, 1940 Act-compliant investment advisory agreement by and between the Company and AFC Management, LLC (the “Manager”). If the proposals described below are approved by the shareholders at the Special Meeting and the Board determines to proceed with the Conversion, we will cease to operate as a REIT and will instead operate as an externally managed, closed-end non-diversified management investment company that is regulated as a BDC under the 1940 Act, which we expect would occur during the first quarter of 2026. We also intend to elect to be treated, and intend to qualify annually thereafter, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes as soon as practicable following our election to be regulated as a BDC.

The Company is undertaking the Conversion because the Company and the Board believe that converting from a REIT to a BDC is in the best interest of the Company’s long-term strategy and operations. The BDC structure will provide access to a broader range of investment opportunities, including in private and public middle-market companies that may not have sufficient real property collateral coverage to satisfy the REIT regulatory requirements. This expanded mandate is expected to enhance portfolio diversification, increase investment flexibility, and support the pursuit of attractive risk-adjusted returns. The Company and the Board also believe that the BDC regulatory framework is better aligned with the Company’s evolving business model and will promote greater transparency and alignment with shareholders. While the Company and the Board believe the conversion to a BDC will provide meaningful long-term benefits, they recognize that the change also involves certain risks and considerations. As a BDC, the Company will be subject to a different regulatory framework under the 1940 Act, including limitations on leverage, increased compliance and reporting obligations, and restrictions on certain types of transactions. In addition, if the Conversion is approved, the Company would have different management and incentive fees and potential for less real property collateral coverage. The Company and the Board have carefully considered these factors and believe that the potential for enhanced investment flexibility, portfolio diversification, and long-term value creation outweighs the risks associated with the Conversion.

The purpose of the Special Meeting is to consider and take action on the following items:

1.	To approve a new, 1940 Act-compliant investment advisory agreement with AFC Management, LLC, our external manager, which would replace the existing management agreement; and

2.
To approve the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company, which would permit the Company to increase the maximum amount of leverage that it would otherwise be permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150%.

The Board unanimously recommends voting “FOR” each of the proposals contained herein and is requesting that shareholders approve the proposals in order for us to effectuate the Conversion. If shareholders do not approve Proposal 1 (to approve the new, 1940 Act-compliant investment advisory agreement with AFC Management, LLC), the Company would be prohibited by the 1940 Act from effectuating the Conversion as currently contemplated.

Shareholders of record at the close of business on September 15, 2025 (the “Record Date”), are entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment of the Special Meeting. For more information with respect to voting your shares at the Special Meeting, see “Questions and Answers” beginning on page 7 of the Proxy Statement accompanying this notice.

Whether or not you plan to attend the Special Meeting, your vote is very important, and the Company encourages you to vote promptly. You may vote your shares online during the Special Meeting or over the Internet by following the instructions provided in the proxy materials; you may also vote by mail or telephone pursuant to instructions provided on the proxy card. If you execute a proxy but later decide to attend and vote at the Special Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

By order of the Board of Directors

Leonard M. Tannenbaum
Chairman of the Board
West Palm Beach, Florida

Please call Innisfree M&A Incorporated (“Innisfree”), the professional proxy solicitation firm the Company retained to assist in soliciting proxies, toll-free at (877) 750-8269 if you need assistance voting your shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the information incorporated by reference herein, or made in other reports, filings with the SEC, or press releases, contain “forward-looking statements” regarding, among other things, the proposed Conversion. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results or performance, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “could,” “would,” “will,” “can,” “continuing,” “may,” “aim,” “intend,” “ongoing,” “plan,” “predict,” “potential,” “should,” “seeks,” “likely to” or words or phrases of similar meaning. These forward-looking statements (i) include statements regarding the Conversion and the other related transactions, as well as the future financial and operating results, plans, objectives, expectations and intentions of the Company, (ii) reflect management’s current views about future events, (iii) are not guarantees of future performance and (iv) are subject to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the SEC, including in the Company’s most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this Proxy Statement, and the factors indicated below.

Our actual results may differ materially from the future results and events expressed or implied by these forward-looking statements. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying the forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

●	our new business and investment strategy;

●	our limited experience with BDC regulatory obligations;

●	our ability to effectuate the Conversion as well as the public’s perception and reaction to the Conversion;

●	the ability of our Manager to locate suitable loan opportunities for us and to monitor and actively manage our portfolio and implement our investment strategy;

●	our expectations for origination targets and repayments;

●	our ability to obtain our target mix of loan and collateral types with our expected ranges of yields;

●	the allocation of loan opportunities to us by our Manager;

●	our projected operating results;

●
actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies, including the fact that cannabis remains illegal under federal law and certain state laws;

●	the estimated growth in and evolving market dynamics of the cannabis market as well as other markets to which the Company has exposure;

●	changes in general economic conditions, in our industry and in the commercial finance and real estate markets;

●	the demand for cannabis cultivation and processing facilities;

●	shifts in public opinion and state regulation regarding cannabis;

●	the state of the U.S. economy generally or in the specific geographic regions in which the Company operates, including as a result of the impact of natural disasters;

●	the impact of a protracted decline in the liquidity of credit markets on our business;

●	the amount, collectability and timing of our cash flows, if any, from our loans;

●	our ability to obtain and maintain competitive financing arrangements;

●	our ability to achieve expected leverage;

●	changes in the value of our loans;

●	losses that may arise due to the concentration of our portfolio in a limited number of loans and borrowers;

●	our investment and underwriting process;

●	the rates of default or recovery rates on our loans;

●	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

●	the availability of investment opportunities for us within our investment guidelines;

●	changes in interest rates and impacts of such changes on our results of operations, cash flows and the market value of our loans;

●	interest rate mismatches between our loans and our borrowings used to fund such loans;

●	the departure of any of the executive officers or key personnel supporting and assisting us from our Manager or its affiliates;

●	impact of and changes in governmental regulations, tax law and rates, accounting guidance, tariffs and similar matters;

●	estimates relating to our ability to make distributions to our shareholders in the future;

●	our understanding of our competition;

●	market trends in our industry, interest rates, real estate values, the securities markets or the general economy; and

●	uncertainties as to the impact of the Conversion on our business.

The above list of factors is not exhaustive or necessarily in order of importance.

You should read this Proxy Statement, including the documents incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from and worse than what the Company expects. Moreover, the Company operates in a rapidly evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all the risk factors and uncertainties, nor can the Company assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements made in this Proxy Statement, including the documents incorporated by reference herein. The Company qualifies all of the forward-looking statements by these cautionary statements.

These forward-looking statements apply only as of the date of this Proxy Statement, and the Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by applicable law.

ADVANCED FLOWER CAPITAL INC.

477 S. Rosemary Avenue, Suite 301
West Palm Beach, Florida 33401

PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2025

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Advanced Flower Capital Inc., a Maryland corporation (the “Company,” “we,” “us,” or “our”), for exercise at a Special Meeting of Shareholders, or the “Special Meeting,” to be held on November 6, 2025, at 10:00 a.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/AFCG2025SM, and for the purposes set forth in the accompanying Notice of the Special Meeting of Shareholders, the proxy card, and at any postponements or adjournments thereof. On or about September 16, 2025, the Company mailed this proxy statement (the “Proxy Statement”) to shareholders of record as of the close of business on September 15, 2025 (the “Record Date”).

QUESTIONS AND ANSWERS

Q.	What is the Conversion?

A.
The conversion is a comprehensive plan aimed at fundamentally altering our operational structure, described below (the “Conversion”). This transformation involves several key components. First, it involved obtaining approval from the Board of a new investment advisory agreement by and between the Company and AFC Management, LLC (the “Proposed Investment Advisory Agreement”) that complies with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”). Second, it involves obtaining approval from the Company’s shareholders of the (i) Proposed Investment Advisory Agreement, and (ii) the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act, which would permit the Company to increase the maximum amount of leverage that it would otherwise be permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (the “Reduced Asset Coverage Requirement”). Third, it involves the Board subsequently approving various other matters, including revocation of the Company’s election to be treated as a REIT for federal income tax purposes and, as soon as practicable following the Company’s election to be regulated as a BDC, the Company’s election to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”).

Q.	Why is the Company undertaking the Conversion?

A.
The Company is undertaking the Conversion because the Company and the Board believe that converting from a REIT to a BDC is in the best interest of the Company’s long-term strategy and operations. The BDC structure will provide access to a broader range of investment opportunities, including non-real estate-backed assets in private and public middle-market companies. This expanded mandate is expected to enhance portfolio diversification, increase investment flexibility, and support the pursuit of attractive risk-adjusted returns. The Company and the Board also believe that the BDC regulatory framework is better aligned with the Company’s evolving business model and will promote greater transparency and alignment with shareholders.

While the Company and the Board believe the conversion to a BDC will provide meaningful long-term benefits, they recognize that the change also involves certain risks and considerations. As a BDC, the Company will be subject to a different regulatory framework under the 1940 Act, including limitations on leverage, increased compliance and reporting obligations, and restrictions on certain types of transactions. In addition, if the Conversion is approved, the Company would have different management and incentive fees and potential for less real property collateral coverage. The Company and the Board have carefully considered these factors and believe that the potential for enhanced investment flexibility, portfolio diversification, and long-term value creation outweighs the risks associated with the Conversion.

Q.	How are the Company’s investment guidelines and strategies expected to change following the Conversion?

A.
Currently, our investment objective is to provide attractive risk-adjusted returns over time through cash distributions and capital appreciation primarily by providing loans to (i) state law-compliant cannabis companies and ancillary cannabis companies and (ii) public and private middle market companies, typically secured by first lien loans with real property collateral coverage. We have previously adopted investment guidelines that require us and the Manager to abide by certain investment strategies, which include (but are not limited to): (i) not making loans that would cause us to fail to qualify as a REIT, or that would cause us to be regulated as an investment company under the 1940 Act; and (ii) not making loans that would cause us to violate any law, rule or regulation of any applicable governmental body or agency (excluding the federal prohibition under the Controlled Substances Act of 1970, as amended, of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, or controlling or managing real estate on which cannabis is trafficked, as long as such investments are in compliance with applicable state law) or any applicable securities exchange or that would otherwise not be permitted by our governing documents.

Following the Conversion, consistent with operating as a BDC, we will eliminate the investment guidelines relating to maintaining REIT qualification and avoiding investment company status and will adopt other investment guidelines to comport with the requirements applicable BDCs under the 1940 Act and RICs under the Code. In addition, we intend to expand our investment objective and change certain of our other investment guidelines.

Q.	What am I voting on?

A.	You will be voting on:

Proposal 1: To approve the Proposed Investment Advisory Agreement with AFC Management, LLC, our external manager, which would replace the existing management agreement (“Proposal 1”); and

Proposal 2: To approve the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company, which would permit the Company to increase the maximum amount of leverage that it would otherwise be permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150%. (“Proposal 2”).

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to these matters.

Q.	Why is the Board requesting approval for the Proposed Investment Advisory Agreement?

A.
The Board is requesting approval for the Proposed Investment Advisory Agreement between the Company and our Manager to replace the existing management agreement (the “Existing Management Agreement”) and enable our Manager to continue serving as the investment adviser/manager to the Company, following our election to be regulated as a business development company (“BDC”) under the 1940 Act.

Shareholder approval of the Proposed Investment Advisory Agreement is required under the 1940 Act and, as a result, is a prerequisite for the Company to convert to a BDC and elect to be treated as a RIC under the Code.

Q.	What are the primary reasons that the Board approved the Manager as investment adviser to the Company?

A.
On August 12, 2025, the Board approved the Proposed Investment Advisory Agreement, subject to shareholder approval. The Board weighed a number of factors in reaching its decision to approve the Proposed Investment Advisory Agreement, including (1) the nature, extent, and quality of services to be provided by the Manager; (2) the fees payable and expenses reimbursable to the Manager under the terms of the Proposed Investment Advisory Agreement; (3) the Manager’s projected profitability in advising the Company and the estimated cost of services to be provided; (4) the extent to which economies of scale would be realized as the Company grows; and (5) any ancillary or “fall-out” benefits received by the Manager or its affiliates as a result of its relationship with the Company. The Board also considered the investment history and experience of the Manager. Additional details regarding factors considered by the Board in approving the Proposed Investment Advisory Agreement can be found in the section “Evaluation of the Proposed Investment Advisory Agreement by the Board of Directors” in this Proxy Statement.

Q.	How will the Company’s operations and regulatory risk profile change after the Conversion?

A.
Following the completion of the Conversion, the Company will become subject to Sections 55 through 65 of the 1940 Act and operate as a BDC. The 1940 Act imposes many different obligations and restrictions on BDCs that would not be applicable to the Company as a REIT. For example, a BDC may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of the BDC’s total assets are qualifying assets. “Qualifying assets” are generally privately offered securities issued by private U.S. operating companies or thinly traded public U.S. operating companies.

In addition, the 1940 Act prohibits or restricts a BDC’s ability to engage in certain principal transactions and joint transactions with certain “close affiliates” and “remote affiliates.” For example, a BDC is prohibited from buying or selling any security from or to any person who owns more than 25% of its voting securities or certain of that person’s affiliates (each is a “close affiliate”), or entering into prohibited joint transactions with such persons, absent the prior approval of the U.S. Securities and Exchange Commission (the “SEC”). BDCs are prohibited under the 1940 Act from participating in certain principal transactions and joint transactions with a “remote affiliate” without the prior approval of a majority of directors who are not “interested persons” of the BDC, as that term is defined in the 1940 Act (the “Independent Directors”). Any person that owns, directly or indirectly, 5% or more of a BDC’s outstanding voting securities will be a “remote affiliate” for purposes of the 1940 Act, and a BDC is generally prohibited from buying or selling any security from or to such affiliate without the prior approval of the Independent Directors.

In addition, a BDC is subject to restrictions on the amount of “senior securities” it may issue, which effectively limits its ability to employ leverage through borrowing, issuing debt securities or issuing preferred stock. See “How will the Conversion affect the Company’s ability to use leverage?” for additional information.

Further, following the completion of the Conversion, the Company intends to elect to be taxed as a RIC for U.S. federal income tax purposes as soon as practicable following its election to be regulated as a BDC. If the Company does not qualify for or maintain RIC tax treatment for any reason and is subject to corporate income tax, the resulting corporate taxes could substantially reduce the Company’s net assets, the amount of income available for distribution and the amount of the Company’s distributions.

For additional information about the tax implications of the Conversion, please see the answer to “What are the tax implications associated with the Conversion?” included below.

Q.	How will the Conversion affect the Company’s ability to use leverage?

A.
The Company currently operates as an externally managed REIT. As a REIT, the Company is not currently subject to any regulatory limits on its use of leverage. However, the Company is currently subject to certain contractual limitations on its use of leverage, and it generally does not intend to have leverage of more than one times equity.

Following the Conversion, the Company would become subject to the limitations on the use of leverage contained in the 1940 Act. In general, the 1940 Act permits a BDC, under specified conditions, to issue multiple classes of indebtedness and one class of senior securities representing stock if the BDC’s asset coverage is at least equal to 200%. Under a 200% asset coverage requirement, a BDC would only be permitted to borrow or issue senior securities equal to $1 for every $1 of net assets the BDC holds.

The 1940 Act provides flexibility for a BDC to reduce the asset coverage requirement from 200% to 150% by either a (i) vote by a “required majority” of the BDC’s directors who do not have a financial interest in the proposal, with such change to take effect one year after the date of the directors’ approval, or (ii) a vote of a majority of votes cast at an annual or special meeting of the BDC’s shareholders at which a quorum is present, with such change to take effect on the day following the shareholders’ approval. Accordingly, the Company is seeking approval of shareholders in Proposal 2 to apply the Reduced Asset Coverage Requirement. Under a 150% asset coverage requirement, the Company would be permitted to borrow or issue senior securities in an amount equal up to $2 for every $1 of net assets the Company holds. Notwithstanding the Reduced Asset Coverage Requirement, if approved, the Company would continue to be subject to any applicable contractual limitations on its use of leverage.

For a more detailed discussion of the rationale for and impact of the Reduced Asset Coverage Requirements, please refer to “Proposal 2-Approval of the Application of the Reduced Asset Coverage Requirements in Section 61(a)(2) of the 1940 Act to the Company” below.

Q.	What are the tax implications associated with the Conversion?

A.
The Company has elected to be treated as a REIT for tax purposes. Following the conversion, the Company would revoke its election to be taxed as a REIT, effective January 1, 2026. While a REIT, the Company generally is not subject to U.S. federal income tax on its REIT taxable income that was distributed to shareholders, so long as the Company maintains its qualification as a REIT. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute annually to our shareholders at least 90% of our REIT taxable income prior to the deduction for dividends paid and excluding our net capital gain. To the extent that less than 100% of the Company’s REIT taxable income in any tax year is distributed, the Company must pay tax at regular corporate rates on that undistributed portion.

Following the Conversion, the Company intends to convert to a BDC and, as soon as practicable following its election to be regulated as a BDC, elect to be treated as a RIC for federal tax purposes. The Company and its shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes from the Conversion itself. However, prior to qualifying as a RIC, the Company may temporarily operate as a taxable C-Corporation, and its income may be taxable at regular corporate rates. Distributions of earnings and profits while the Company operates as a taxable C-Corporation will be taxable to its shareholders as dividend income and generally will be eligible (i) to be treated as qualified dividend income in the case of shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate shareholders, in each case, subject to certain holding period and other requirements. Distributions in excess of earnings and profits will be treated as a return of shareholder’s capital. To be eligible to be treated as a RIC, the Company would be required to distribute to shareholders any earnings and profits that remained undistributed from any year in which it did not qualify as a RIC, including from the period it operated as a taxable C-Corporation. In addition, the Company may elect to recognize and pay tax on net built-in gains (i.e., the excess of the aggregate gains over aggregate losses that would have been realized if the Company had sold its assets), if any, on the last day of its last tax year as a C-Corporation before it intends to qualify to be taxed as a RIC. The actual tax impact of operating as a taxable C-Corporation will depend on the circumstances following the Conversion and thus cannot be determined precisely at this time.

As a RIC, the Company generally would not be subject to U.S. federal income tax on taxable income that is distributed to our shareholders, so long as it maintains qualification as a RIC by complying with a number of organizational and operational requirements, including sources of income, asset diversification, and annual minimum distribution requirements.

As a RIC, the Company must, among other things, (1) derive at least 90% of our gross income for each tax year from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stocks or securities or foreign currencies, net income from certain publicly traded partnerships or other income derived with respect to our business of investing in stocks, securities or currencies, and (2) diversify holdings so that at the close of each quarter of our tax year, (a) at least 50% of the value of our total assets is comprised of cash, cash items, U.S. government securities, securities of other RICs and other securities limited in respect of any one issuer to an amount not greater in value than 5% of the value of our total assets and to not more than 10% of the outstanding voting securities of such issuer, and (b) not more than 25% of the value of our total assets is invested in the securities of any one issuer (other than U.S. government securities and securities of other RICs), two or more issuers controlled by us and engaged in the same, similar or related trades or businesses, or certain publicly traded partnerships. As a RIC, distributions of earnings and profits will generally be treated as ordinary income or capital gain dividends to our shareholders. Distributions in excess of earnings and profits will be treated as a return of shareholder’s capital.

Q.	Will there be any changes to our fees and expenses under the Proposed Investment Advisory Agreement or the Administration Agreement?

A.	Following the Conversion, the structure of the Company’s services agreements and the associated fees and expenses would change in several notable ways.

Currently, all services provided by the Manager to the Company are reflected in the Existing Management Agreement, including both advisory and non-advisory management services. Following the Conversion, it is proposed that the Company would, subject to Board approval, have two primary services agreements with the Manager: (i) the Proposed Investment Advisory Agreement, and (ii) an administrative services agreement (the “Administration Agreement”). The Proposed Investment Advisory Agreement would provide for investment advisory services that are the same in nature, kind, and extent as the advisory services contemplated under the Existing Management Agreement. All other services that the Manager currently provides to the Company, such as those that are more operational in nature, including furnishing the Company with office facilities and providing equipment, clerical, compliance, bookkeeping, record keeping, and other administrative services, would be included in the new Administration Agreement. It is expected that the Company’s costs for administrative services under the Administration Agreement will be relatively consistent with those incurred under the Existing Management Agreement. Please see the discussion included in this Proxy Statement under “Proposal 1—Approval of a Proposed Investment Advisory Agreement with Advanced Flower Capital Inc.” for additional information about the nature of the Proposed Investment Advisory Agreement, the Administration Agreement, and how these agreements compare to the Existing Management Agreement.

Second, certain features of the investment advisory fees paid to the Manager would change under the Proposed Investment Advisory Agreement. The investment advisory fees would continue to consist of two components: a base management fee, and an incentive fee. However, certain elements of the base management and incentive fees as well as certain rates applied in the calculation of such fees would be different under the Proposed Investment Advisory Agreement. Please see the discussion included in this Proxy Statement under “Proposal 1—Approval of a Proposed Investment Advisory Agreement with Advanced Flower Capital Inc.” for additional information and detail regarding the fees and expenses payable under the Proposed Investment Advisory Agreement and how they compare to those provided for in the Existing Management Agreement.

Q.	How will the Conversion affect the Company’s outstanding restricted stock and stock options?

A.
The Company has established a stock incentive compensation plan, pursuant to which the Company is authorized to issue, among other things, restricted stock and stock options. Pursuant to this compensation plan, the Company has previously issued restricted stock, which are subject to different vesting schedules, as well as stock options. Because externally managed BDCs are not permitted under the 1940 Act to issue or have outstanding restricted stock or stock options, the Company intends, in advance of the Conversion, to terminate its stock incentive compensation plan, accelerate the vesting of its outstanding restricted stock and repurchase its outstanding stock options at fair market value. The Company estimates that 450,162 shares, representing 1.99% of the Company’s outstanding shares, would be accelerated as a result.

Q.	How will the Company’s directors and executive officers vote on the Proposals?

A.
Leonard Tannenbaum, the Chairman of the Board, is the approximately 72.4% beneficial owner of the Parent Manager (as defined below) as of the Record Date, and beneficially owns approximately 22.8% of the voting power of the shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”) outstanding as of the Record Date. Mr. Tannenbaum has informed the Company that, as of the date of this Proxy Statement, he intends to vote all of the shares of the Company’s Common Stock beneficially owned by him in favor each Proposal.

As of the Record Date, the Company’s directors and executive officers, including Mr. Tannenbaum, beneficially owned and were entitled to vote, in the aggregate, approximately 25.1% of the voting power of the shares of the Company’s Common Stock outstanding. The Company’s directors and executive officers, including Mr. Tannenbaum, have informed the Company that, as of the date of this Proxy Statement, they intend to vote all of the shares of the Company’s Common Stock beneficially owned by them in favor of each Proposal.

In addition, our directors and executive officers, including Mr. Tannenbaum, may acquire additional shares of the Company’s common stock in the open market or in privately negotiated transactions prior to the Record Date and vote such acquired shares in favor of the Proposals.

Q.	What vote is required to approve each of the proposals assuming that a quorum is present at the Special Meeting?

A.
The following chart describes the proposals to be considered at the Special Meeting, the vote required to adopt each proposal assuming a quorum is present, and the manner in which votes will be counted.

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Withhold Votes, Abstentions and Broker-Non Votes
Proposal 1: Approval of an investment advisory agreement with AFC Management, LLC, our external manager	FOR AGAINST ABSTAIN
The affirmative vote of the lesser of: (A) the holders of 67% or more of the total outstanding shares present at the Special Meeting, if the holders of more than 50% of the total outstanding shares entitled to vote on the matter, are present or represented by proxy; or (B) the holders of a majority of the total outstanding shares entitled to vote on the matter.
Abstentions and broker non-votes, if any, will have the effect of votes against this proposal, although they will be considered present for purposes of determining the presence of a quorum.

Proposal 2: Application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company, which would permit the Company to increase the maximum amount of leverage that it would otherwise be permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150%
	FOR AGAINST ABSTAIN	The affirmative vote of a majority of the votes cast on this matter.	Abstentions and broker non-votes, if any, will have no effect on the approval of this proposal, although they will be considered present for purposes of determining the presence of a quorum.

Q.	What will happen if the proposals are not approved?

A.
If shareholders do not approve the Proposals, the Board will consider what further actions to take, including postponing or adjourning the Special Meeting to a later date and making a reasonable effort to solicit sufficient support for the Proposals. If, following such postponement or adjournment, the Board determines that the approval of the Proposals is unlikely to occur, the Board will consider alternatives.

Please note that if shareholders do not approve Proposal 1, the Company would be prohibited by the 1940 Act from effectuating the Conversion as currently anticipated.

The Proposals are presented to you separately in this Proxy Statement in accordance with SEC rules and guidance. However, the Conversion is contingent on the approval by shareholders of Proposal 1. Thus, the Company will not take the proposed action (including effectuating the Conversion), even if Proposal 2 is approved, if Proposal 1 fails to be approved.

Q.	How will the Company solicit proxies for the Special Meeting?

A.
The Company is soliciting proxies by furnishing this Proxy Statement and proxy card to our shareholders. We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies and provide related advice and informational support. The aggregate amount paid to Innisfree for services (which may include telephone solicitations to individual shareholders) and customary disbursements is not expected to exceed approximately $45,000 in total. In addition, our directors and officers and certain employees of AFC Management, LLC, our external manager (the “Manager”), may make additional solicitations by telephone or in person without additional compensation for such activities. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners of our shares of Common Shares, and we will reimburse such record holders for their reasonable expenses in doing so.

The Company will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies.

Q.	When is the Special Meeting and how can I attend?

A.
The Special Meeting is currently scheduled for November 6, 2025, at 10:00 a.m. Eastern Time. The Special Meeting is being held virtually and can be accessed at www.virtualshareholdermeeting.com/AFCG2025SM.

Q.	Why are you holding the Special Meeting in a virtual format?

A.
For ease of access for our shareholders, the Special Meeting will be held in a virtual meeting format. The Company designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. For example, the virtual format allows for potentially much broader shareholder participation, and it enables shareholders to communicate with us during the Special Meeting, including by submitting questions of our Board or management during the Special Meeting.

Q.	Who is entitled to vote?

A.
All shareholders of record who owned any of our outstanding Common Shares as of the Record Date (i.e., the close of business on September 15, 2025) are entitled to notice of and to vote at the Special Meeting.

At the close of business on the Record Date, 22,594,541 shares of Common Shares of the Company were issued and outstanding. Holders of Common Shares are entitled to one (1) vote per each Common Share held as of the Record Date, on each Proposal to be voted on. Shares cannot be voted at the Special Meeting unless the holder thereof as of the Record Date is present or represented by proxy.

Q.	What is the quorum for the Special Meeting?

A.
The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. No business may be conducted at the Special Meeting if a quorum is not present. As of the Record Date, 22,594,541 Common Shares were issued and outstanding. If such quorum is not established at the Special Meeting, the chairman of the meeting may adjourn the meeting to a later to be determined date or from time to time to a date not more than 120 days after the Record Date without notice other than announcement at the Special Meeting. Abstentions will be considered present for purposes of determining a quorum.

Q.	How many votes do I have?

A.
Holders of Common Shares are entitled to one (1) vote per each whole Common Share held as of the Record Date. A total of 22,594,541 votes are entitled to be cast at the Special Meeting with respect to each of the Proposals.

Q.	How do I vote my shares prior to the Special Meeting?

A.	If you are a shareholder of record, meaning that your Common Shares are registered in your name, you have three voting options. You may vote:

By Internet-until 11:59 p.m. Eastern Time on November 5, 2025

If you are a shareholder of record, you may follow the instructions and web address noted on your proxy card to transmit your voting instructions. You will be asked to provide the 16-digit control number from the proxy card. Please have your notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m. Eastern Time on November 5, 2025 to be counted.

By Telephone-until 11:59 p.m. Eastern Time on November 5, 2025

If you are a shareholder of record, you may use any touch-tone telephone to dial the telephone number noted on your proxy card to transmit your voting instructions. You will be asked to provide the 16-digit control number from the proxy card, if applicable. Please have your notice in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on November 5, 2025 to be counted.

By Mail-signed proxy card if received by November 5, 2025

If you received your proxy materials by mail, you may authorize your proxy to vote your shares by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.

Authorizing your proxy by mail will not limit your right to attend the Special Meeting and vote your Common Shares online. Your proxy (either one or both of the individuals (as applicable) named in your proxy card) will vote your Common Shares per your instructions.

Q.	Can I vote my shares during the Special Meeting?

A.
You may vote your shares during the Special Meeting by visiting www.virtualshareholdermeeting.com/AFCG2025SM and following the instructions. You will need the 16-digit control number included in your proxy card. You will be able to vote during the Special Meeting until such time as the chairman of the Special Meeting declares the polls closed.

Q.	How do I vote my Common Shares that are held by my broker?

A.
If you hold your Common Shares in “street name” through an account with a broker or bank, you may instruct your broker or bank to vote your Common Shares or revoke your voting instructions by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail and on the Internet.

Banks and brokers have the authority to vote shares for which their customers do not provide voting instructions on routine matters. The Proposals to be voted on at the Special Meeting are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from their customers are required. As a result, banks and brokers are not allowed to vote any shares held by you in “street name” on the Proposals unless you provide the bank or broker with specific voting instructions. Failure to provide the bank or broker that holds your shares with specific voting instructions on the Proposals will result in your shares not being voted at the Special Meeting.

A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and does not vote on the non-routine matters because the broker has no voting authority on such matters without the client’s instruction. The Company does not expect any broker non-votes at the Special Meeting because each of the Proposals to be presented at the Special Meeting is considered non-routine.

Beneficial owners of Common Shares held through the account of a bank or broker are advised that, if they do not timely provide instructions to their broker, their Common Shares will not be voted at the Special Meeting.

Q.	Will there be any other items of business on the agenda?

A.	Applicable Maryland law and the Company’s existing bylaws limit the business to be conducted at the Special Meeting to the purpose or purposes stated in the notice.

Q.	What happens if I submit my proxy without providing voting instructions on one or more Proposals?

A.
Proxies properly submitted will be voted at the Special Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a given Proposal, the proxy will be voted, in favor of (FOR) “Proposal 1-Approval of a Proposed Investment Advisory Agreement with Advanced Flower Capital Inc.” and in favor of (FOR) “Proposal 2-Approval of the Application of the Reduced Asset Coverage Requirements in Section 61(a)(2) of the 1940 Act to the Company.”

Q.	Will anyone contact me regarding this vote?

A.
You may receive a call from Innisfree, a professional proxy solicitation firm retained by the Company, to verify that you received your proxy materials, to answer any questions you may have about the Proposals in this Proxy Statement, and to encourage you to vote your proxy.

Once your vote has been registered with the proxy solicitor, your name will be removed from the solicitor’s follow-up contact list.

Q.	What is a proxy solicitor?

A.	A proxy solicitor is a specialist firm hired to help companies gather proxy votes from shareholders. Proxy solicitors proactively contact shareholders to explain Proposals and encourage voting.

Q.	Who will pay for this proxy solicitation?

A.
The Company will pay all of the expenses related to the preparation, printing, and mailing of the proxy materials and any additional materials furnished to shareholders. The Company has retained Innisfree for a fee of $30,000 plus reimbursement of authorized costs and expenses incurred on our behalf. The Company will also reimburse Innisfree for its reasonable out-of-pocket expenses and indemnify Innisfree against certain claims, liabilities, losses, damages and expenses. In addition, the Company may reimburse banks, brokers and other nominees representing beneficial owners of Common Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors and officers personally or by telephone without additional compensation for such activities. The Company also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Q.	May shareholders ask questions at the Special Meeting?

A.
Yes. You may vote and submit questions while attending the Special Meeting virtually. You will need the sixteen-digit control number included on your proxy card or your voting instruction form, if applicable, or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.

Q.	What does it mean if I receive more than one proxy card?

A.
It probably means that your Common Shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote by the methods provided by your broker to ensure that all your Common Shares are voted.

Q.	Can I change my vote after I have voted?

A.
Yes. A shareholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting by mail a proxy to our Secretary bearing a later date or by attending the meeting online and voting. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s website?

A.
Yes. Our Internet website is located at www.advancedflowercapital.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on our website, such as our Corporate Governance Overview, our Code of Business Conduct and Ethics, charters of the committees of our Board and reports that the Company has filed with the SEC.

The Company is furnishing this Proxy Statement for the purpose of soliciting your proxy. The Board of Directors of the Company requests that you submit your proxy to allow the representation and voting of your Common Shares at our Special Meeting.

Q.	Who can help answer any questions?

A.	If you have questions about the Proposals or if you need additional copies of this Proxy Statement or the enclosed proxy card you should contact:

Advanced Flower Capital Inc.
477 S. Rosemary Avenue, Suite 301
West Palm Beach, Florida 33401
Attention: Daniel Neville
Telephone: 561-510-2390

You may also contact the proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022

Banks and Brokers Call: (212) 750-5833

Stockholders Call Toll Free: (877) 750-8269

You may also obtain additional information about the Company from documents filed with the SEC.

Q.	How does the Board recommend that I vote?

A.	The Board has unanimously recommended that shareholders vote FOR Proposal 1 and FOR Proposal 2.

PROPOSAL 1: APPROVAL OF AN INVESTMENT ADVISORY AGREEMENT WITH ADVANCED FLOWER CAPITAL INC.

Following the Conversion, the Company, as an externally managed, closed-end non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act, will be subject to Section 15 of the 1940 Act, which imposes certain requirements on the initial approval and subsequent continuance of investment advisory contracts with a BDC, including the approval of the investment advisory agreement by a majority of the BDC’s shareholders. Therefore, in accordance with Section 15 of the 1940 Act, the Board is asking shareholders to approve the Proposed Investment Advisory Agreement to take effect upon completion of the Conversion. An investment advisory agreement enumerates the advisory services that the adviser will provide, the fee structure, the expenses to be borne by the respective parties, and other matters relating to the relationship between a BDC and its investment adviser.

The Manager has provided investment management services to the Company since its inception pursuant to the Existing Management Agreement. The terms of the Existing Management Agreement, including the definitions of various capitalized terms used below, are described in more detail under the headings “Existing Management Agreement—Fees and Expenses” and “Existing Management Agreement—Incentive Compensation Summary” later in this section.

The terms of the Proposed Investment Advisory Agreement, including the definitions of various capitalized terms used below, are described in more detail under the headings “Proposed Investment Advisory Agreement—Fees and Expenses” and “Proposed Investment Advisory Agreement—Performance Fee Summary” later in this section.

At a Board meeting held on August 12, 2025 called specifically for the purpose of considering the approval of the Proposed Investment Advisory Agreement, the Board, including a majority of the Independent Directors, approved the Proposed Investment Advisory Agreement, subject to shareholder approval. The Company is now seeking shareholder approval of the Proposed Investment Advisory Agreement. Section 15(a) of the 1940 Act makes it unlawful for any person to serve as investment adviser to a BDC except pursuant to a written contract that has been approved by a majority vote of the outstanding voting securities of the BDC, which means the lesser of: (1) more than 50% of the outstanding voting securities of the BDC; or (2) 67% or more of the voting securities of the BDC present at the meeting if more than 50% of the outstanding voting securities of the BDC are present or represented by proxy.

The address for each of the Manager’s principal executive officers and directors remains 477 S. Rosemary Avenue, Suite 301, West Palm Beach, Florida 33401. The Manager is a wholly owned subsidiary of Castleground Holdings LLC (the “Parent Manager”). The address of Castleground Holdings LLC is 477 South Rosemary Avenue, Suite 301, West Palm Beach, Florida 33401.

Leonard M. Tannenbaum and Daniel Neville will jointly and primarily manage the portfolio of the Company if the Conversion is completed.

Leonard M. Tannenbaum. Mr. Tannenbaum has served as the Company’s Chairman since October 2024, prior to which he served as the Company’s Executive Chairman and Chief Investment Officer since November 2023 and as the Company’s Chief Executive Officer and Chairman and a director from July 2020. Since February 2024, Mr. Tannenbaum has served as director of Sunrise Realty Trust Inc., (“SUNS”), since February 2024 and as Executive Chairman since the spin-off from the Company. Mr. Tannenbaum is responsible for the Company’s overall management and, in his capacity as a principal of the Adviser, leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of Fifth Street Asset Management, Inc., a credit asset manager with a nationwide platform (“FSAM”), and its Chief Executive Officer from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management (“Oaktree”). Prior to such sale to Oaktree, FSAM had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. FSAM made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately $5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. FSAM dissolved and liquidated its operations in the first half of 2022 and since its asset sale to Oaktree, it has had no revenue generating operations and makes no investments. Mr. Tannenbaum had a controlling interest in FSAM. Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded Tannenbaum Capital Group, a group of affiliated investment managers that are focused on allocating capital across various strategies including credit and commercial real estate. Mr. Tannenbaum currently also serves as a director of Southern Realty Trust, Inc. (“SRT”). Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board. Mr. Tannenbaum is married to the Company’s President and Chief Investment Officer, Robyn Tannenbaum.

Robyn Tannenbaum. Mrs. Tannenbaum has served as the Company’s Chief Investment Officer since October 2024 and its President since March 2023, prior to which she served as our Managing Director, Head of Origination and Investor Relations since July 2020. Mrs. Tannenbaum has served as the President of SUNS since February 2024. Mrs. Tannenbaum has also served as Head of Capital Markets of SRT since September 2023. Mrs. Tannenbaum has over 7 years’ experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 5 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. Mrs. Tannenbaum brings deep experience in investor relations within the finance industry, bringing meaningful insight as the President. Mrs. Tannenbaum is married to Mr. Tannenbaum.

Daniel Neville. Mr. Neville has served as the Company’s Chief Executive Officer since November 2023. Mr. Neville, previously served as AWH’s Chief Financial Officer beginning in August 2020 through November 2023 and, prior to that, served as SVP Finance. In these roles, he was responsible for the AWH’s accounting, finance, M&A, IT and procurement functions. Prior to AWH, Mr. Neville worked at SLS Capital, a special situations hedge fund based in New York. He served as a Managing Director from January 2015 to March 2019 and as an Analyst from April 2010 to January 2015. Previously, he worked as an investment banker at Credit Suisse in the Technology Group, where he worked on M&A and IPO transactions. Mr. Neville earned his Bachelor of Science in Economics from Duke University.

Summary of Changes in the Proposed Investment Advisory Agreement

The Board has approved, and recommends to the shareholders of the Company that they approve, the Proposed Investment Advisory Agreement. The Proposed Investment Advisory Agreement differs from the Existing Management Agreement in certain key ways, including with respect to how management fees payable to the Manager are determined. These changes include the following:

●	The Proposed Investment Advisory Agreement introduces a “Leverage Breakpoint” (as defined below).

●	Under the Proposed Investment Advisory Agreement, the basis for determining the base management fee and income incentive fee is different.

●	Under the Proposed Investment Advisory Agreement, the income incentive fee and the capital gains incentive fee compensation rate would be reduced from 20.0% to 17.5%.

●
Under the Proposed Investment Advisory Agreement, the income incentive fee hurdle rate would be (i) reduced from 2.0% to 1.5% (or 8.0% to 6.0% on an annualized basis) and (ii) calculated off net assets, which takes into account any unrealized losses, while the incentive fee under the Existing Management Agreement is calculated based on Adjusted Capital,[1] which does not reflect any unrealized losses.

●
The Proposed Investment Advisory Agreement would introduce a separate incentive fee based on capital gains that is independent of the incentive fee on income. Both the Existing Management Agreement and the Proposed Investment Advisory Agreement have incentive fees based on income and capital gains. Under the Existing Management Agreement, the incentive fee is calculated based on “Core Earnings” (as described in “Existing Management Agreement—Incentive Compensation Summary” below), which takes into account both income and capital gains. The Proposed Investment Advisory Agreement is structured to include two separate incentive fees: one based on income and one based on capital gains.

●
Under the Proposed Investment Advisory Agreement, the calculation of the capital gains incentive fees would take into account unrealized losses, which are excluded from the calculation of the incentive fee under the Existing Management Agreement. As such, the portion of the incentive compensation attributable to capital gains would be less favorable to the Manager under the Proposed Investment Advisory Agreement relative to the Existing Management Agreement.

●
Under the Proposed Investment Advisory Agreement, the “catch-up” used in determining the income incentive fee would be increased from 50% under the Existing Management Agreement to 100% under the Proposed Investment Advisory Agreement.

Comparison of the Proposed Investment Advisory Agreement and Existing Management Agreement

The following table provides a comparison of material terms of the Proposed Investment Advisory Agreement and Existing Management Agreement. The table is intended as a summary. Additional information follows the table, and the terms are fully set forth in the Proposed Investment Advisory Agreement, which is included as Appendix A to this Proxy Statement. Capitalized terms not defined in the table have the meanings ascribed to them below.

Term	Existing Management Agreement	Proposed Investment Advisory Agreement
Parties	Manager and the Company	Manager and the Company

Services Provided by the Manager
Manager provides investment advisory services, including evaluating, selecting, monitoring and disposing of investments for the Company.

Manager provides a variety of non-advisory, administrative services.

Manager would provide investment advisory services, including evaluating, selecting, monitoring and disposing of investments for the Company.

Manager would provide comparable non-advisory, administrative services pursuant to the Administration Agreement.

Advisory Fees
Base management fees

The Company pays the Manager the base management fee that is calculated and payable quarterly in arrears in an amount equal to 0.375% (which would equal an annual rate of 1.50%) of the Company’s “Equity” (as defined in “Existing Management Agreement—Fees and Expenses” below), less an amount equal to 50% of the aggregate amount of certain other fees earned and paid to the Manager during a particular quarter.

Base management fees

The Company would pay a base management fee calculated at an annual rate of 1.50% of the average value of the Company’s average of gross assets at the end of the two most recently completed calendar quarters (excluding cash or cash equivalents but including assets purchased with borrowed funds) during the most recently completed calendar quarter, less an amount equal to 50% (or such other amount as may be required under applicable law or as a condition to any exemptive relief on which the Company relies) of the aggregate amount of certain other fees earned and paid to the Manager or its affiliates from portfolio companies of the Company on a pro rata basis relative to the Company’s hold size in the applicable investments during the quarter. The base management fee rate of 1.50% would apply to assets financed using leverage of up to 1.0x debt to equity, and this rate would drop to 1.00% on such assets financed using leverage over 1.0x debt to equity.

1
“Adjusted Capital” means the sum of (i) cumulative gross proceeds generated from issuances of the shares of our capital stock (including any distribution reinvestment plan), less (ii) distributions to our investors that represent a return of capital and amounts paid for share repurchases pursuant to any share repurchase program.

Incentive compensation

The Company pays the Manager incentive compensation, which is an amount with respect to each fiscal quarter based upon the Company’s achievement of targeted levels of “Core Earnings” (as defined in “Existing Management Agreement—Incentive Compensation Summary” below). The Company does not pay an incentive fee based on capital gains.

No incentive compensation is payable for any fiscal quarter unless the Core Earnings for such quarter exceed the hurdle amount, which is the amount equal to the product of (i) 2% per quarter (which would equal an annual rate of 8%) and (ii) Adjusted Capital (as defined in “Existing Management Agreement—Incentive Compensation Summary” below) (such product, the “Hurdle Amount”).

The incentive compensation rate is 20.0%.

The incentive compensation for any fiscal quarter will be calculated as the sum of (i) the product (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount.

The amount of the incentive compensation will differ depending on whether the Hurdle Amount is achieved. Incentive compensation is also subject to Clawback Obligations (as defined in “Existing Management Agreement—Incentive Compensation Summary”).

Incentive compensation

The Company would pay the Manager incentive fees based on (i) “pre-incentive fee net investment income” in respect of the current calendar quarter and the three preceding calendar quarters and (ii) capital gains.

No income incentive fee would be payable for any quarter in which pre-incentive fee net investment income in respect of the relevant “Trailing Four Quarters” did not exceed the “New Hurdle Rate” in respect of the relevant Trailing Four Quarters (each as defined in “Proposed Investment Advisory Agreement—Incentive Fee Summary”). The New Hurdle Rate is the amount equal to the product of (i) 1.50% per quarter (which would equal an annual rate of 6.0%) and (ii) the Company’s net assets at the beginning of each applicable calendar quarter comprising the relevant Trailing Four Quarters.

The income incentive fee rate is 17.5%.

The income incentive fee for any calendar quarter will be equal to 100% of pre-incentive fee net investment income with respect to the relevant Trailing Four Quarters with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the New Hurdle Rate but is less than 1.8182% in any calendar quarter. This so-called “catch-up” provision is intended to provide the Manager with an income incentive fee of 17.5% on all of the Company’s pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters as if the New Hurdle Rate did not apply when the Company’s pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters exceeds 1.8182% in respect of the relevant Trailing Four Quarters.

The incentive compensation is more fully described below under “Incentive Fee Summary.”
The income incentive fee for any calendar quarter will be 17.5% of the amount of the Company’s pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters, if any, that exceeds 1.8182% in respect of the relevant Trailing Four Quarters.

The amount of the incentive fees would differ depending on whether the New Hurdle Rate is achieved.

The Company would also pay the Manager an incentive fee based on capital gains calculated and payable in arrears in cash as of the end of each calendar year or upon the termination of the Proposed Investment Advisory Agreement in an amount equal to 17.5% of the Company’s realized capital gains, if any, on a cumulative basis from the date of the Company’s election to be regulated as a BDC through the end of a given calendar year or upon the termination of the Proposed Investment Advisory Agreement, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

The income incentive fee is more fully described below under “Proposed Investment Advisory Agreement—Incentive Fee Summary.

Effective Date	The Existing Management Agreement initially took effect on January 14, 2021, and was subsequently amended and restated for a fifth time on February 22, 2024.	The effective date of the Proposed Investment Advisory Agreement, subject to shareholder approval, would be the date on which the Company elects to be regulated as a BDC.

Duration	The initial term of the Existing Management Agreement expired July 31, 2023 and was subsequently renewed for successive one-year periods.	The Proposed Investment Advisory Agreement will have an initial term of two years.

Renewal Provisions	The Existing Management Agreement automatically renews for successive one-year periods unless the Company or Manager elect not to renew.
In accordance with Section 15(c) of the 1940 Act, following an initial two-year term, the Proposed Investment Advisory Agreement may be continued for additional one-year periods, so long as its continuance is approved at least annually by (i) the Board, including a majority of Independent Directors or (ii) a vote of a majority of the outstanding voting securities of the Company.

Non-Renewal and Termination Provisions
Either party may elect not to renew the Existing Management Agreement at the expiration of any renewal term, without cause, upon 180 days’ prior written notice to the other party. If the Company elects not to renew without cause, the Company is responsible for paying the Manager the Termination Fee.

The Proposed Investment Advisory Agreement may be terminated upon 60 days’ notice by the Manager, by the Board or by a vote of a majority of outstanding securities of the Company. In addition, the Proposed Investment Advisory Agreement will automatically terminate upon its assignment.

The “Termination Fee” is equal to three times the sum of (i) the annual base management fee and (ii) annual incentive compensation, in each case, earned by the Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the termination date.

The Company may terminate the Manager upon the affirmative vote of at least two-thirds of “independent directors” (as that term is defined in the Existing Management Agreement) that there has been unsatisfactory performance by the Manager that is materially detrimental to the Company. Upon a termination based on performance, the Company would not be required to pay the Manager a Termination Fee.
In accordance with the 1940 Act, there is no termination fee under the Proposed Investment Advisory Agreement.

Expenses Borne by the Manager
The Manager is responsible for the salaries or other compensation of the Manager’s investment professionals who provide services to the Company, except the Company reimburses the Manager for its allocable portion of the compensation of Manager personnel serving as executive officers of the Company or providing certain corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance or other non-investment services.

All investment personnel of the Manager, when and to the extent engaged in providing investment advisory services and managerial assistance under the Proposed Investment Advisory Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Manager and not by the Company.

Expenses Borne by the Company
The Company bears all of its costs and expenses and reimburses the Manager or its affiliates for their expenses paid or incurred on behalf of the Company, except only those expenses that are specifically the responsibility of the Manager pursuant to the Existing Management Agreement. Such costs and expenses borne by the Company include, among others: (i) all ongoing organizational costs, including but not limited to, expenses in connection with the issuance and transaction costs incident to the origination, acquisition, disposition and financing of the investments of the Company; (ii) costs of legal, financial, tax, accounting, servicing, due diligence, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager; (iii) compensation and expenses of the Board including insurance premiums; (iv) costs associated with the establishment and maintenance of credit facilities; (v) shareholder communications, and other bookkeeping and clerical costs; (vi) costs associated with computer software or hardware, electronic equipment or purchased technology services; (vii) expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf in connection with services provided under the Existing Management Agreement, including in connection with any purchase, financing, refinancing, sale or other disposition of an investment or any of the Company’s securities offerings; (viii) the Company’s allocable share of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials; (ix) transfer agent and custodian costs; (x) compliance costs; (xi) all federal, state and local taxes and license fees; (xii) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the

The Company would bear all costs and expenses of investment operations and transactions, including costs related to: the Company’s operating costs; the costs associated with any public or private offerings of the Company’s Common Shares and other securities; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any third-party valuation services); out-of-pocket expenses, including travel expenses, incurred by the Manager, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and monitoring actual portfolio companies and, if necessary, enforcing the Company’s rights; the base management fee and any incentive fees (each as defined in the Proposed Investment Advisory Agreement) payable under the Proposed Investment Advisory Agreement; certain costs and expenses relating to distributions paid by the Company; administration fees payable under the Administration Agreement and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; and the allocated costs incurred by the Manager in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; any stock exchange listing fees and fees payable to rating agencies; the cost of effecting any sales and repurchases of the Company’s Common Shares and other securities; U.S. federal, state and local taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the insurance that the Manager elects to carry for itself and its personnel; (xiii) costs and expenses incurred in contracting with third parties to provide services to the Company; (xiv) all other costs and expenses relating to the Company’s business and investment operations; (xv) expenses (including the Company’s pro rata portion of rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the Manager or their Affiliates required for the operation of the Company; (xvi) expenses connected with payments of interest, dividends or distributions; (xvii) any judgment or settlement of pending or threatened proceedings against the Company or any Director or Officer for which the Company is required to indemnify such Director or Officer; (xviii) expenses connected with calculating the Company’s Core Earnings, Equity and/or net asset value; (xix) organizational, restructuring, or dissolution-related expenses, including equity sales and charter amendments; and (xx) all other expenses actually incurred by the Manager (except as otherwise specified in the Existing Management Agreement) that are reasonably necessary for the performance by the Manager of its duties and functions under the Existing Management Agreement.

Sarbanes-Oxley Act of 2002, as amended, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees; the costs of any reports, proxy statements or other notices to the Company’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; the Company’s fidelity bond; any necessary insurance premiums; extraordinary expenses (such as litigation or indemnification payments or amounts payable pursuant to any agreement to provide indemnification entered into by the Company); direct fees and expenses associated with independent audits, agency, consulting and legal costs; costs of winding up; and all other expenses incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement based upon the Company’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to personnel providing finance, tax, accounting, internal audit, legal, risk management, operations, originations, marketing, investor relations, portfolio servicing, compliance services and other non-investment personnel of the Manager and its affiliates as reasonably determined by the Manager to appropriately reflect the portion of time spent devoted by such personnel to the Company’s affairs, and reimbursing third-party expenses incurred by the Administrator in carrying out its administrative services under the Administration Agreement, including, but not limited to the fees and expenses associated with performing compliance functions.

General Duties of the Manager
The Manager will be responsible for the day-to-day operations of the Company, and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate using commercially reasonable efforts.

The Manager will be responsible for managing the investment and reinvestment of the assets of the Company, subject to the supervision of the Board, in accordance with the Company’s organizational documents, the Company’s investment objective, policies and restrictions set forth in the Company’s reports and offering documents, the Company’s compliance policies and procedures, and any investment policies, directives or regulatory restrictions as the Company may from time to time establish or communicate to the Manager.

Indemnification Obligations
The Manager indemnifies the Company for harms caused by bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

The Company indemnifies the Manager, certain of the Manager’s affiliates, and any of their respective members, stockholders, managers, partners, trustees, personnel, officers, directors, employees, consultants and any Person providing sub-advisory services to the Manager (each, a “Manager Indemnified Party”), of and from any Losses (as defined in the Existing Management Agreement) incurred by the applicable party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties to the extent not fully reimbursed by insurance.

The Company would indemnify the Manager, certain of its affiliates, and any of their respective directors, trustees, officers, stockholders or members, agents, employees, and control persons for Losses (as defined in the Proposed Investment Advisory Agreement) incurred by the applicable party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the parties’ duties or obligations under the Proposed Investment Advisory Agreement or sub-advisory agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Company’s organizational documents, the 1940 Act, the laws of the State of New York and other applicable law.

Governing Law	The Existing Management Agreement is governed by the laws of the State of New York, without reference to the laws and principles regarding the conflict of interest laws thereof.
The Proposed Investment Advisory Agreement is construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, the Proposed Investment Advisory Agreement is construed in accordance with the applicable provisions of the 1940 Act and Investment Advisers Act of 1940, as amended.

Proposed Investment Advisory Agreement—Fees and Expenses

Under the Proposed Investment Advisory Agreement, the Company would pay the Manager a base management fee (the “Base Management Fee”) calculated at an annual rate of 1.50% of the average value of the Company’s average of gross assets at the end of the two most recently completed calendar quarters (excluding cash or cash equivalents but including assets purchased with borrowed funds) during the most recently completed calendar quarter; provided, however, that the Base Management Fee shall be reduced by 50% (or such other amount as may be required under applicable law or as a condition to any exemptive relief on which the Company relies) of the sum of, without duplication, the aggregate amount of any other fees earned and paid to the Adviser or its affiliates from portfolio companies of the Company on a pro rata basis relative to the Company’s hold size in the applicable investments during such quarter arising in connection with the investment advisory services rendered by it under this Agreement or the general management services rendered by it under the Administration Agreement by and between the Company and the Adviser (in its capacity thereunder as Administrator) dated as of the date on which the Company elects to be regulated as a BDC (such other fees, “Outside Fees”), including any agency fees relating to the Company’s investments, but excluding the Incentive Compensation and any diligence fees paid and earned by the Adviser and paid by third parties in connection with the Adviser’s due diligence of potential investments for the Company; provided further, that the Base Management Fee will be calculated at an annual rate equal to 1.00% of the average value of the Company’s gross assets (excluding cash or cash equivalents but including assets purchased with borrowed funds) during the most recently completed calendar quarter that exceeds an amount equal to the product of (i) 200% and (ii) the Company’s net asset value at the end of the most recently completed calendar quarter (the “Leverage Break Point”).

In addition, under the Proposed Investment Advisory Agreement, the Company would pay the Manager incentive fees, which are more fully described below under “Proposed Investment Advisory Agreement—Incentive Fee Summary.”

Had the Proposed Investment Advisory Agreement been in place, the Company estimates that the Manager would have earned $3.7 million in Base Management Fees for the year ended December 31, 2024. This represents 103.9% of the Base Management Fee that the Manager earned under the Existing Management Agreement for the year ended December 31, 2024.

The Proposed Investment Advisory Agreement is attached as Appendix A to this Proxy Statement. You should read the Investment Advisory Agreement in its entirety. The description in this Proxy Statement of the Investment Advisory Agreement is only a summary, which is qualified in its entirety by reference to the Proposed Investment Advisory Agreement.

Proposed Investment Advisory Agreement—Incentive Fee Summary

Under the Proposed Investment Advisory Agreement, the Company would pay the Manager an incentive fee consisting of two parts (the “Proposed Investment Advisory Agreement Incentive Fees”). The first part is determined and paid quarterly based on our pre-incentive fee net investment income in respect of the current calendar quarter and the three preceding calendar quarters (or the appropriate portion thereof in the case of any of the Company’s first three calendar quarters following the effective date of the Proposed Investment Advisory Agreement (the “Trailing Four Quarters”), and the second part is determined and payable in arrears based on net capital gains as of the end of each calendar year or upon termination of the Proposed Investment Advisory Agreement. Pre-incentive fee net investment income is defined as interest income, dividend income and any other income accrued during the calendar quarter, minus operating expenses for the quarter, including the Base Management Fee, expenses payable to the Administrator under the Administration Agreement, any interest expense and distributions paid on any issued and outstanding preferred stock, but excluding the Proposed Investment Advisory Agreement Incentive Fees.

Pre-incentive fee net investment income will be compared to a “New Hurdle Rate” equal to the product of (i) 1.5% per quarter (6.0% annualized) and (ii) the sum of the Company’s net assets at the beginning of each applicable calendar quarter comprising the relevant Trailing Four Quarters. The Hurdle Rate will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for all issuances by the Company of shares of its common stock, including issuances pursuant to any dividend reinvestment plan, and distributions during the applicable calendar quarter. The Company would pay the Manager an incentive fee based on income with respect to its pre-incentive fee net investment income as follows:

●
no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which the Company’s aggregate pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters does not exceed the New Hurdle Rate in respect of the relevant Trailing Four Quarters;

●
100% of pre-incentive fee net investment income in respect that portion of such pre-incentive fee net investment income, if any, that exceeds the New Hurdle Rate but is less than 1.8182% in any calendar quarter (7.2728% annualized). We refer to this portion of the pre-incentive fee net investment income (which exceeds the New Hurdle Rate but is less than 1.8182%) as the “New Catch-Up.” The New Catch-Up is meant to provide the Manager with approximately 17.5% of our pre-incentive fee net investment income as if a hurdle rate did not apply if this net investment income exceeds 1.8182% in any calendar quarter; and

●
17.5% of the pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters that exceeds 1.8182% in respect of the relevant Trailing Four Quarters (7.2728% annualized), which reflects that once the New Hurdle Rate is reached and the New Catch-Up is achieved, 17.5% of the pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters that exceeds the New Catch-Up amounts is paid to the Manager.

Under the Proposed Investment Advisory Agreement, the Company would pay the Manager an incentive fee on capital gains calculated and payable in arrears in cash as of the end of each calendar year or upon the termination of the Proposed Investment Advisory Agreement in an amount equal to 17.5% of our realized capital gains, if any, on a cumulative basis from the date of our election to be regulated as a BDC through the end of a given calendar year or upon the termination of the Proposed Investment Advisory Agreement, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. For the purpose of computing the incentive fee on capital gains, the calculation methodology looks through derivative financial instruments or swaps as if we owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the capital gains incentive fee. With respect to investments held by the Company at the time of the Conversion, such investments, for purposes of calculating the capital gains incentive fee, shall have a cost basis equal to the fair market value as of the date of the Conversion.

Proposed Investment Advisory Agreement—Incentive Fee Illustration

The following illustration sets forth a simplified graphical representation of the calculation of the Company’s quarterly income incentive fee in accordance with the Proposed Investment Advisory Agreement.

Percentage of pre-incentive fee net income comprising the
Proposed Investment Advisory Agreement Incentive Fees based on Income

Proposed Investment Advisory Agreement—Incentive Fees Example

The following are examples of the application of the income-related portion of the Proposed Investment Advisory Agreement Incentive Fees.

Alternative 1— Three Quarters under Proposed Investment Advisory Agreement in which Pre-Incentive Fee Net Investment Income Exceeds the New Hurdle Amount and New Catch-up Amount

Assumptions

Stable net asset value (NAV) of $500 million across all quarters with 1.0x leverage

New Hurdle rate(1) = 1.5%

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Pre-incentive fee net investment income for each quarter = 5.0%(*)

No adjusted capital returns each quarter

Incentive fee for the first quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million

New Hurdle Amount = Q1 NAV × 1.5% = $500 million × 0.015 = $7.5 million

Excess income amount = pre-incentive fee net investment income during the relevant period — New Hurdle Amount = $12.5 million — $7.5 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $7.5 million (the New Hurdle Amount) but less than 1.8182% × Q1 NAV, or $9.091 million. This New Catch-up Fee Amount equals $1.591 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($12.5 million — $9.091 million) = $596,591

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $2.188 million

Income incentive fee previously paid during the relevant period = none

Incentive fee for the second quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $12.5 million = $25.0 million

New Hurdle Amount = (Q1 NAV + Q2 NAV) × 1.5% = $1 billion × 0.015 = $15 million

Excess income amount = aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1 and Q2) — Hurdle Amount = $25.0 million — $15.0 million = $10.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $15.0 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV), or $18.182 million. This New Catch-up Fee Amount equals $3.182 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($25.0 million — $18.182 million) = $1.193 million

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $4.375 million

$2.188 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q2 = income incentive fee payment — amount previously paid = $2.188 million

Incentive fee for third quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $12.5 million + $12.5 million = $37.5 million

New Hurdle Amount = (Q1 NAV + Q2 NAV + Q3 NAV) × 1.5% = $1.5 billion × 0.015 = $22.5 million

Excess Income Amount = aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1, Q2 and Q3) — New Hurdle Amount = $37.5 million — $22.5 million = $15 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $22.5 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV + Q3 NAV), or $27.273 million. This New Catch-up Fee Amount equals $4.773 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($37.5 million — $27.273 million) = $1.790 million

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $6.563 million

$4.375 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q3 = income incentive fee payment — amount previously paid = $2.188 million

Alternative 2—Three Quarters under Proposed Investment Advisory Agreement, in which Pre-Incentive Fee Net Investment Income does not meet the Net Hurdle Amount for one Quarter

Assumptions

Stable NAV of $500 million across all quarters with 1.0x leverage

New Hurdle rate(1) = 1.5%

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Pre-incentive fee net investment income for Q1 = 5.0%(*)

Pre-incentive fee net investment income for Q2 = 3.0%(*)

Pre-incentive fee net investment income for Q3 = 0.0%(*)

No adjusted capital Returns each quarter

Incentive fee for the first quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million

New Hurdle Amount = Q1 NAV × 1.5% = $500 million × 0.015 = $7.5 million

Excess Income Amount = pre-incentive fee net investment income during the relevant period — New Hurdle Amount = $12.5 million — $7.5 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $7.5 million (the New Hurdle Amount) but less than 1.8182% × Q1 NAV, or $9.091 million. This New Catch-up Fee Amount equals $1.591 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($12.5 million — $9.091 million) = $596,591

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $2.188 million

No income incentive fee previously paid during the relevant period

Incentive fee for second quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $7.5 million = $20.0 million

New Hurdle Amount = (Q1 NAV + Q2 NAV) × 1.5% = $1.0 billion × 0.015 = $15.0 million

Excess Income Amount = (aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1 and Q2)) — New Hurdle Amount — $20.0 million — $15.0 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $15.0 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV), or $18.182 million. This New Catch-up Fee Amount equals $18.182 million — $15.0 million, or $3.182 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($20 million — $18.182 million) = $318,182

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $3.5 million

$2.188 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q2 = income incentive fee payment — amount previously paid = $1.312 million

Incentive fee for the third quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $7.5 million + $0.0 million = $20.0 million

New Hurdle Amount = Q1 NAV + Q2 NAV + Q3 NAV × 1.5% = $1.5 billion × 0.015 = $22.5 million

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Aggregate pre-incentive fee net investment income < New Hurdle Amount. Therefore, no income incentive fee is payable for the quarter

(1)	Represents 6.0% annualized hurdle rate.
*	Hypothetical Pre incentive fee net investment income is comprised of investment income net of cost of debt, management fees, other expenses and before incentive fees.

Pro forma Fees and Expenses

The following table shows a comparison of the Company’s annual fees and expenses, shown as a percentage of net asset value over the most recent fiscal year and pro forma fees for the Company assuming the Proposed Investment Advisory Agreement had been in place.

Annual Fees and/or Expenses	Actual 2024 Expenses	Pro forma with the Proposed Investment Advisory Agreement
Management Fees	1.39%	1.45%
Incentive Fee	2.62%	2.82%
Interest Payments and Fees on Borrowed Funds	2.46%	2.46%
Other Expenses	2.60%	2.60%
Total	9.07%	9.32%

Pro forma Expense Example

The following tables illustrate and provide a comparison of the actual expenses, including interest expense, paid and the hypothetical pro forma (if the Proposed Investment Advisory Agreement was in place) expenses that you would pay on a $1,000 investment made January 1, 2024, assuming annual expenses attributable to shares remain unchanged and shares earn a 5% annual return:

Based on Actual Fiscal Year 2024 Expenses

	1 Year	3 Years	5 Years	10 Years
Actual for a $1,000 investment made on January 1, 2024	$91	$286	$501	$1,141

Based on Pro forma (as if the Proposed Investment Advisory Agreement had been in place) Expenses

	1 Year	3 Years	5 Years	10 Years
Pro forma for the Proposed Investment Advisory Agreement for a $1,000 investment made on January 1, 2024	$93	$294	$515	$1,172

The pro forma table directly above is based on estimates that assume the Proposed Investment Advisory Agreement was in place and that no performance fee was earned.

For the fiscal year ended December 31, 2024, the Manager earned approximately $10.4 million in management fees and incentive under the terms of the Existing Management Agreement that were in effect at such time. The Company did not pay any other fees to the Manager or its affiliates during the fiscal year ended December 31, 2024; however, the Company reimbursed the Manager approximately $2.9 million for general and administrative expenses of the Company incurred by the Manager pursuant to the Existing Management Agreement.

Existing Management Agreement—Fees and Expenses

As stated above, pursuant to the Existing Management Agreement, the Company pays the Manager a base management fee that is calculated and payable quarterly in arrears, in an amount equal to 0.375% (which equals an annual rate of 1.50%) of the Company’s Equity determined as of the last day of each quarter (“Base Management Fees”), and will be reduced by 50% of the aggregate amount of any Outside Fees, including any agency fees relating to our loans, but excluding the incentive compensation and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans. Under no circumstances will the Base Management Fees be less than zero. For purposes of computing the Base Management Fees, “Equity” means, as of any date (i) the sum of (A) the net proceeds from all of our issuances of equity securities since our inception through such date (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (B) our retained earnings at the end of the most recently completed fiscal quarter determined in accordance with generally accepted accounting principles (“GAAP”) in the United States (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (ii) (A) any amount that we have paid to repurchase our Common Shares since our inception through such date, (B) any unrealized gains and losses and other non-cash items that have impacted shareholders’ equity as reported in our consolidated financial statements prepared in accordance with GAAP through such date; and (C) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, through such date, in each case as determined after discussions between our Manager and our independent directors and approval by a majority of our independent directors.

Existing Management Agreement—Incentive Fee Summary

Under the Existing Management Agreement, the Manager receives incentive compensation (“Incentive Compensation” or “Incentive Fees”) with respect to each fiscal quarter (or portion thereof that the Existing Management Agreement is in effect) based upon the Company’s achievement of targeted levels of Core Earnings (as defined below). To the extent earned by the Manager, the Incentive Compensation is payable to the Manager quarterly in arrears in cash.

No Incentive Compensation is payable with respect to any fiscal quarter unless the Company’s Core Earnings for such quarter exceed the amount equal to the product of (i) 2.0% and (ii) Adjusted Capital as of the last day of the immediately preceding fiscal quarter. The Incentive Compensation for any fiscal quarter will otherwise be calculated as the sum of (i) the product (the “Catch-Up Amount”) of (A) 50% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds the Hurdle Amount, but is less than or equal to 166-2/3% of the Hurdle Amount and (ii) the product (the “Excess Earnings Amount”) of (A) 20% and (B) the amount of our Core Earnings for such quarter, if any, that exceeds 166-2/3% of the Hurdle Amount.

For the purposes of computing Incentive Compensation:

●
“Adjusted Capital” means the sum of (i) cumulative gross proceeds generated from issuances of the shares of our capital stock (including any distribution reinvestment plan), less (ii) distributions to our investors that represent a return of capital and amounts paid for share repurchases pursuant to any share repurchase program.

●
“Core Earnings” means, for a given period, the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case as determined after discussions between our Manager and our independent directors and approval by a majority of our independent directors. For the avoidance of doubt, Core Earnings shall not exclude under clause (iv) above, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash.

The calculation methodology for computing Incentive Compensation looks through any derivatives or swaps as if the Company owns the reference assets directly. Therefore, net interest, if any, associated with a derivative or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of such derivative or swap and (ii) the interest expense paid by us to the derivative or swap counterparty) is included in the calculation of Core Earnings for purposes of the Incentive Compensation.

Once Incentive Compensation is earned and paid to the Manager, it is not refundable, notwithstanding any losses incurred by us in subsequent periods, except that if our aggregate Core Earnings for any fiscal year do not exceed the amount equal to the product of (i) 8.0% and (ii) our Adjusted Capital as of the last day of the immediately preceding fiscal year (such amount, the “Annual Hurdle Amount”), our Manager will be obligated to pay us (such obligation to pay, the “Clawback Obligation”) an amount equal to the aggregate Incentive Compensation that was earned and paid to the Manager during such fiscal year (such amount, the “Clawback Amount”); provided that under no circumstances will the Clawback Amount be more than the amount to which the Annual Hurdle Amount exceeds our aggregate Core Earnings for the specified fiscal year. The Clawback Obligation is determined on an annual basis and any Incentive Compensation earned during a specified fiscal year will not be subject to the Clawback Obligation with respect to the Incentive Compensation earned during any prior or subsequent fiscal year.

The aggregate Core Earnings, Annual Hurdle Amount, Clawback Amount and any components thereof for the initial and final fiscal years that the Existing Management Agreement is in effect will be prorated based on the number of days during the initial and final fiscal years, respectively, that the Existing Management Agreement is in effect, to the extent applicable.

Existing Management Agreement—Incentive Compensation Illustration

The following illustration sets forth a simplified graphical representation of the calculation of the Company’s quarterly Incentive Compensation in accordance with the Existing Management Agreement without consideration to any Clawback Obligation.

Quarterly Incentive Fees on Core Earnings

Core Earnings (expressed as a percentage of Adjusted Capital as of the last day of the immediately preceding fiscal quarter)

Percentage of Core Earnings allocated to the Incentive Compensation on income

Existing Management Agreement—Incentive Compensation Example

The following sets forth a simplified, hypothetical example of a quarterly Incentive Compensation calculation without any consideration to any Clawback Obligation (in the manner set forth in our current annual report on Form 10-K):

This example of a quarterly Incentive Compensation calculation assumes the following:

●	Adjusted Capital as of the last day of the immediately preceding fiscal quarter of $100.0 million; and

●	Core Earnings before the Incentive Compensation for the specified quarter representing a quarterly yield of 20.9% on Adjusted Capital as of the last day of the immediately preceding fiscal quarter.

Under these assumptions, the hypothetical quarterly Incentive Compensation payable to our Manager would be $1.045 million as calculated below:

	Illustrative Amount	Calculation
What are the Core Earnings?	$5,225,000	Assumed to be a 5.2% quarterly or 20.9% per annum return on Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100.0 million).
What is the Hurdle Amount?	$2,000,000	The hurdle rate (2.0% quarterly or 8.0% per annum) multiplied by Adjusted Capital as of the last day of the immediately preceding fiscal quarter ($100.0 million).
What is the Catch-Up Amount?	$666,667
The catch-up incentive rate (50.0%) multiplied by the amount that Core Earnings ($5.2 million) exceeds the Hurdle Amount ($2 million), but is less than or equal to 166-2/3% of the Hurdle Amount (approximately $3.3 million).

What is the Excess Earnings Amount?	$378,333	The excess earnings incentive rate (20%) multiplied by the amount of Core Earnings ($5.2 million) that exceeds 166-2/3% of the Hurdle Amount (approximately $3.3 million).
What is the Incentive Compensation?	$1,045,000	The sum of the Catch-Up Amount (approximately $666,667) and the Excess Earnings Amount (approximately $378,333).

The foregoing is solely a hypothetical example of a quarterly Incentive Compensation that the Company could pay to the Manager for a given fiscal quarter and is based on the simplified assumptions described above.

Administration Agreement

Currently, all services provided by the Manager to the Company are reflected in the Existing Management Agreement, including both advisory and non-advisory management services. Following the Conversion, it is proposed that the Company would, subject to Board approval, have two primary services agreements with the Manager: (i) the Proposed Investment Advisory Agreement, and (ii) the Administration Agreement. The Proposed Investment Advisory Agreement would provide for investment advisory services that are the same in nature, kind, and extent as the advisory services contemplated under the Existing Management Agreement. All other services that the Manager currently provides to the Company, such as those that are more operational in nature, including furnishing the Company with office facilities and providing equipment, clerical, compliance, bookkeeping, record keeping, and other administrative services, would be included in the new Administration Agreement. It is expected that the Company’s costs for administrative services under the Administration Agreement will be relatively consistent with those incurred under the Existing Management Agreement.

Evaluation of the Proposed Investment Advisory Agreement by the Board of Directors

At a meeting held on August 12, 2025, the Board, including a majority of the Independent Directors, considered the approval of the Proposed Investment Advisory Agreement. In their deliberations, the Board reviewed materials relating to the Proposed Investment Advisory Agreement and the processes of the Manager and its affiliates. The Board considered several factors, including: (1) the nature, extent, and quality of services to be provided by the Manager; (2) the fees payable and expenses reimbursable to the Manager under the terms of the Proposed Investment Advisory Agreement; (3) the Manager’s projected profitability in advising the Company and the estimated cost of services to be provided; (4) the extent to which economies of scale would be realized as the Company grows; and (5) any ancillary or “fall-out” benefits received by the Manager or its affiliates as a result of its relationship with the Company.

The Directors relied on the advice of independent legal counsel to the Independent Directors (“Independent Counsel”) and counsel to the Company as well as their own business judgment in determining the material factors to be considered in evaluating the Proposed Investment Advisory Agreement and the weight to be given to each such factor. The conclusions reached by the Board were based on a comprehensive evaluation of all the information provided and were not the result of any single factor. Moreover, each Director may have afforded different weight to various factors in reaching his or her conclusion regarding the approval of the Proposed Investment Advisory Agreement.

Prior to considering their approval of the approval of the Proposed Investment Advisory Agreement, the Directors requested, received, and reviewed a broad range of information relevant to their consideration. Such material included detailed information prepared by management, external counsel to the Company, and a research firm, and where appropriate addressed topics related to the expansion of the Company’s investment mandate and the proposed conversion of the Company from a mortgage REIT to a business development company (a “BDC”) (the “Conversion”). In addition to considering the materials provided, the Directors also considered discussions with the Manager in connection with and at the meeting on August 12, 2025, as well as communications, discussions held and information furnished to the Board and its committees throughout the year and in between regularly scheduled meetings on particular matters as the need arose.

Prior to approving the Proposed Investment Advisory Agreement, the Independent Directors met in executive sessions on August 7, 2025 and August 12, 2025, during which they were advised by Independent Counsel regarding their responsibilities and other regulatory requirements related to the approval of investment advisory agreements by business development companies, reviewed the Manager’s responses to the Board’s information request and discussed the Independent Directors’ considerations with respect to the various factors considered.

The material factors considered and the conclusions that formed the basis of the Board’s approval of the Proposed Investment Advisory Agreement are described below. This summary describes the most significant, but not all, of the factors evaluated by the Board.

Nature, Extent and Quality of Services. The Board considered the investment advisory and related services to be provided to the Company, noting that the Manager would be responsible for overseeing day-to-day operations, including the investment process, investment research, sourcing, underwriting and deal structuring, risk management and oversight, monitoring and servicing of the investment portfolio, and compliance support.

The Board reviewed the background and investment experience of key members of the Manager’s team, including the current and proposed portfolio managers of the Company, and examined materials provided by management that summarized the Company’s historical performance, investment strategies, and investment outlook. The Board also took into account the support the Manager receives or may receive from its affiliated entities, enhancing its services and potentially providing additional capital support.

The Board considered the investment history and experience of the Manager and of the current and proposed portfolio managers, including the returns on the Company’s portfolio (both on an absolute basis and relative to the relevant indices and benchmarks and relevant peers), the amount of capital invested, and the time horizon of specific investments. The Directors noted that although the Company had to date been operated as a mortgage REIT rather than a BDC, the Company’s performance to date was nonetheless informative with respect to the quality of services expected to be provided by the Manager post-Conversion. They noted that certain personnel of the Manager and its affiliates have experience managing entities regulated under the 1940 Act and the rules of Nasdaq Stock Market LLC (“Nasdaq”), as well as the guidelines and mandates of various institutional and retail investors, and also noted the experience of the Manager and its affiliates in investing on behalf of various public funds, private funds, and institutional investors, including managing certain publicly-traded vehicles. In addition, the Board acknowledged that certain personnel of the Manager and its affiliates have managed business development companies.

The Board also received the Manager’s Form ADV, an overview of the Manager’s investment decision and valuation processes and compliance policies, including those adopted pursuant to the Investment Advisers Act of 1940, as amended, as well as other processes, procedures and policies of the Company and the Manager. They discussed with representatives of the Manager the steps being taken to ensure post-Conversion compliance with the requirements applicable to BDCs, including those imposed by the 1940 Act and the rules thereunder. They considered the Manager’s research and portfolio investment capabilities, modeling, use of technology, performance measurement standards, commitment to compliance, investor relations, and credit analysis capabilities, including its past experience with the Manager under the Existing Management Agreement. The Board also evaluated the Manager’s risk management program, including cybersecurity, business continuity, disaster recovery plans, and its risk oversight group.

As the Company is currently managed by the Manager under the Existing Management Agreement, the Board is already familiar with the Manager’s administrative and reporting practices and has previously collaborated with the Manager on disclosure documents and shareholder reports, including SEC and Nasdaq filings, and has observed the Manager’s capabilities with respect to shareholder and analyst communication. In anticipation of the Conversion, the Board considered discussions with the Manager regarding updates to such processes in light of the Conversion and noted the Manager’s confidence that it would have adequate resources to support its changing responsibilities in this regard. The Board also noted the Manager’s ability to attract and retain high-quality talent, create performance incentives, and present high-quality materials for Board meetings, including those related to the Conversion.

The Board also considered documents and information relating to the Manager’s investment process and portfolio management capabilities, which includes: (i) identifying investment opportunities from a wide range of sources; (ii) conducting in-depth reviews of potential investments to seek to maximize potential risk-adjusted returns, which includes evaluation of market dynamics, investment structures, credit profile of underlying loans, relative value, diversification, liquidity, and available financing terms; (iii) performing a thorough risk analysis; and (iv) evaluating ongoing borrower performance and proactively addressing any discrepancies from the underwriting thesis. The Board also considered the Manager’s direct origination platform and disciplined underwriting process, as well as the role of the Manager’s investment committee in managing credit risk through a comprehensive investment review process and the Manager’s negotiation of credit agreements and collateral liens.

The Board considered metrics relating to the Company’s performance over the most recent quarter and the fiscal year to date. In this regard, the Board considered the Company’s performance relative to that of a peer mortgage REITs identified by the Manager, as well as with the Commercial Mortgage REIT subgroup of the FTSE Nareit All REITs Index and relevant peers focused on investments in the cannabis sector as identified by the Manager. The Directors observed that the Company’s historical performance was satisfactory, particularly in light of recent industry-wide challenges to relevant industry peers, and supported a decision to approve the Proposed Investment Advisory Agreement. In reaching this conclusion, the Directors considered the Manager’s recommendation to expand the Company’s investment mandate to include secured loans to companies ancillary to the cannabis industry as well as public and private middle market companies operating outside of the cannabis industry and also acknowledged the significant efforts undertaken by the Manager in working through the Company’s non-accrual credits with the goal of achieving resolution, paydowns and paybacks on such loans.

Based on the foregoing factors and review, the Board unanimously concluded that the nature, extent, and quality of services expected to be provided to the Company under the Proposed Investment Advisory Agreement were satisfactory and supported a decision to approve the Proposed Investment Advisory Agreement.

Fees and Expenses. The Board was provided with information regarding the management and incentive fees of peer BDCs. The Board considered the Company’s proposed management fees, which would consist of a quarterly base management fee and an incentive fee, in light of peer data and in comparison to the management fees under the Existing Advisory Agreement, noting that the terms of the Existing Advisory Agreement were established for a REIT rather than a BDC. The Directors noted that under the Proposed Investment Advisory Agreement, the proposed base management fee would be calculated at an annual rate of 1.50% of the value of the Company’s average of gross assets at the end of the two most recently completed calendar quarters (excluding cash or cash equivalents but including assets purchased with borrowed funds). They observed that the base management fee rate of 1.50% would apply to assets financed using leverage of up to 1.0x debt to equity, and this rate would be reduced to 1.00% on assets financed using leverage over 1.0x debt to equity (i.e., the Leverage Break Point). The Directors also observed that the base management fee would be reduced by an amount equal to 50% of the aggregate amount of certain other fees earned and paid to the Manager or its affiliates from portfolio companies of the Company on a pro rata basis relative to the Company’s hold size in the applicable investments during the quarter, and that additional fees may be rebated further to the extent required by applicable regulatory limitations. The Board accepted the Manager’s view that paying a management fee based on managed assets rather than net assets was equitable because the Manager’s management burden is dictated by the size of managed assets. The Board also noted that the Company’s proposed base management fee is in line with the median base management fee of a set of peer BDCs.

The Directors considered that, in addition to the base management fee, under the terms of the Proposed Investment Advisory Agreement, the Manager may also receive an incentive fee consisting of two parts. The first part of the incentive fee would be determined quarterly based on the Company’s net investment income over the trailing four calendar quarters. The second part of the incentive fee would be determined based on the Company’s net capital gains as of the end of each calendar. Among other things, the Board noted that, under the Proposed Investment Advisory Agreement, the incentive fees compensation rate would be reduced from 20.0% under the Existing Management Agreement to 17.5% under the Proposed Investment Advisory Agreement. The Board also considered that, relative to the Existing Management Agreement, under the Proposed Investment Advisory Agreement, the “hurdle rate” above which the Manager would be entitled to receive an income incentive fee would be reduced from 8% to 6% while the “catch-up” amount used in calculating the income incentive fee would be increased from 50% to 100%. In that regard, the Board considered that the hurdle rate under the Existing Management Agreement is calculated based on the Adjusted Capital of the Company (as such term is defined in the Existing Management Agreement) and that the New Hurdle Rate would be calculated based on the Company’s net assets, which is currently lower than the Company’s Adjusted Capital. The Board noted that the incentive compensation under the Proposed Investment Advisory Agreement is in line with a peer group of BDCs, each of which has performance fee structures that are substantially similar to the structure proposed in the Proposed Investment Advisory Agreement. The Board considered that the New Hurdle Rate used for the Company’s calculation of the incentive fee is lower than the median hurdle rate of peer BDCs and that the incentive fee percentage used for the Company’s calculation of the incentive fee is lower than the median performance fee percentages used by peers.

The Board discussed with representatives of the Manager the Manager’s expectations with respect to the Company’s total expenses post-Conversion, taking into account the changes to the management and incentive fees to be paid under the Proposed Investment Advisory Agreement and other changes to Company expenses once the Company is operating as a BDC. The Board considered the Manager’s expectation that the Company’s expenses would be generally in line with those of its peers. Further, the Board considered that, as a BDC, the Company would not be permitted to issue shares as compensation to employees, which has been a source of significant expense for the Company as a REIT.

Given the foregoing factors, particularly in the context of the nature, extent and quality of services expected to be provided by the Manager, the Board determined that the proposed fees payable to the Manager under the terms of the Proposed Investment Advisory Agreement are fair and not unreasonable.

Profitability and Estimated Cost of Services to be Provided. The Board reviewed and considered the historical and projected financial information of the Manager, including projected revenue, expenses, and profit of the Manager in connection with the investment advisory services to be provided to the Company for the initial year of the Proposed Investment Advisory Agreement. The Board assessed whether the projected profit margin under the agreement would be a fair entrepreneurial profit for advising the Company, considering the Manager’s estimated cost of services and risks associated with managing a public investment company, and also taking into account, based on the Independent Directors’ consultation with their independent legal counsel, what are typically considered reasonable pre-tax profit margins in the BDC industry generally.

The Board considered various assumptions that the Manager made in projecting its future expenses and profitability when advising the Company, some of which indicated the possibility for significant asset growth as well as the possibility of earning significant incentive fees. The Board reviewed the projected pre-tax profitability, as measured by the percentage of revenue, presented by the Manager. The Board also noted that the Manager’s profitability would be expected to increase with growth and positive investment performance of the Company, both of which align with shareholders’ interests, as a larger Company should significantly enhance shareholder liquidity and lower the Company’s expense ratios, while positive investment performance should drive shareholder returns.

Based on the foregoing factors and review, the Board concluded that the Manager’s projected profitability and its estimated cost of services are reasonable.

Economies of Scale. The Board considered whether the Manager would realize economies of scale with respect to the management of the Company and whether the Company will appropriately benefit from those economies of scale. The Directors accepted the Manager’s explanation that at the Company’s current size, meaningful economies of scale had not yet been reached, and are not expected to be reached in the near future.

Ancillary Benefits. The Board also took into account other ancillary, or “fall-out,” benefits that the Manager may derive from the Manager’s relationship with the Company, both tangible and intangible. Potential ancillary benefits include an increased profile for the Manager and its affiliates, which could aid in successful fundraising for unrelated funds and potential opportunities to provide services to the borrowers in which the Company invests. The Board acknowledged that the Manager and its affiliates did not expect the approval of the Proposed Investment Advisory Agreement to result in material ancillary benefits.

Conclusion. In connection with their consideration of the Proposed Investment Advisory Agreement, the Directors gave weight to each of the factors described above, but did not identify any particular factor as controlling their decision. After deliberation and consideration of all of the information provided, including the factors described above, the Directors, including all of the Independent Directors, concluded, in the exercise of their business judgment, that the fees proposed to be paid by the Company under the Proposed Investment Advisory Agreement were fair and not unreasonable in light of the services to be provided to it by the Manager, the Manager’s costs, and the Company’s current and reasonably foreseeable asset levels, and in the best interests of the Company and its shareholders. The Board, including all of the Independent Directors, unanimously approved the Proposed Investment Advisory Agreement for a two-year term beginning on the effective date of the Company’s election to be regulated as a BDC under the 1940 Act.

The Board recommends a vote “FOR” approval of this Proposal (Proposal 1 on the proxy card). Please note that the Company will not pursue the Conversion as currently proposed if shareholders do not approve this Proposal 1.

PROPOSAL 2: APPROVAL OF THE APPLICATION OF THE REDUCED ASSET COVERAGE REQUIREMENTS IN SECTION 61(a)(2) OF THE 1940 ACT TO THE COMPANY, WHICH WOULD PERMIT THE COMPANY TO INCREASE THE MAXIMUM AMOUNT OF LEVERAGE THAT IT WOULD OTHERWISE BE PERMITTED TO INCUR BY REDUCING THE ASSET COVERAGE REQUIREMENT APPLICABLE TO THE COMPANY FROM 200% TO 150%

Background and 1940 Act Requirements

If Proposal 1 is approved and the Conversion is executed, the Company will elect to be regulated as a BDC under the 1940 Act. As a BDC, the Company would be required, under the 1940 Act, to meet a minimum asset coverage ratio reflecting the value of our total assets to its total senior securities, which include all of the Company’s borrowings and any preferred shares it may issue in the future. Prior to March 23, 2018, Section 61(a) of the 1940 Act did not permit a BDC to issue senior securities unless, at the time of issuance, the BDC had an asset coverage ratio of at least 200% taking into account such issuance of senior securities (i.e., a maximum debt-to-equity ratio of 1:1). However, on March 23, 2018, the Small Business Credit Availability Act (the “SBCA”) was signed into law and permits BDCs to be subject to an asset coverage ratio of at least 150% (i.e., a maximum debt-to-equity ratio of 2:1) if certain conditions are satisfied as set forth in the SBCA. In other words, without approving Proposal 2, the Company, as a BDC subject to the 1940 Act, would be able to borrow $1 for investment purposes for every $1 of investor equity; under the lower asset coverage requirement of 150% permitted by the SBCA, the Company, as a BDC, would be able to borrow $2 for investment purposes for every $1 of investor equity.

Notably, the Company, as a REIT, is currently not subject to any regulatory limitations on its use of leverage. However, the Company is subject to certain contractual limitations on its use of leverage, and the Company does not intend to have leverage of more than one times equity.

The SBCA provides that in order for a BDC to be subject to an asset coverage ratio of at least 150%, the BDC must obtain either: (i) approval of the required majority of its non-interested trustees, as defined in the Section 57(o) of the 1940 Act, which would become effective one year after the date of such approval, or (ii) shareholder approval (of more than 50% of the votes cast for the Proposal at the meeting in which a quorum is present) of the Reduced Asset Coverage Requirement Proposal, which would become effective immediately upon the Company’s election to be regulated as a BDC under the 1940 Act.

On August 12, 2025, the Board determined that Proposal 2 is in the best interests of the Company and its shareholders and approved submitting the Reduced Asset Coverage Requirement Proposal to shareholders for approval. If Proposal 2 is approved by shareholders at the meeting, the Company would, upon its election to be regulated as a BDC, become subject to an asset coverage ratio of at least 150%.

Although the Company may determine not to meaningfully increase its leverage immediately after it becomes subject to the Reduced Asset Coverage Requirement, the Board believes that having the flexibility for the Company to incur the maximum amount of leverage for a BDC is in the best interests of the Company and its shareholders.

Effect of Leverage on Returns to Shareholders

Leverage Table

The following table illustrates the effect of leverage on returns from an investment in Common Shares of the Company assuming that the Company employs (i) no asset coverage ratio, as there is no regulatory requirement for the Company to maintain any asset coverage as a REIT, (ii) a hypothetical asset coverage ratio of 200%, as would apply to the Company as a BDC without the application of the Reduced Asset Coverage Requirement, and (iii) a hypothetical asset coverage ratio of 150%, as contemplated by Proposal 2, each at various annual returns on the Company’s portfolio as of December 31, 2024, net of expenses. The calculations in the table below are hypothetical, and actual returns may be higher or lower than those appearing in the table below.

Assumed Returns on the Company’s Portfolio (Net of Expenses)	(10.00%)	(5.00%)	0.00%	5.00%	10.00%
Corresponding return to common shareholder assuming actual asset coverage as of December 31, 2024 (206%)(1)	(26.0)%	(16.3)%	(6.5)%	3.2%	12.9%
Corresponding return to common shareholder assuming 200% asset coverage(2)	(26.9)%	(16.9)%	(6.9)%	3.1%	13.1%
Corresponding return to common shareholder assuming 150% asset coverage(3)	(43.9)%	(28.9)%	(13.9)%	1.1%	16.1%

(1)
Based on (i) $402.1 million in total assets as of December 31, 2024, (ii) $190 million in outstanding indebtedness as of December 31, 2024, (iii) $201.4 million in net assets as of December 31, 2024, and (iv) an annualized average interest rate on the Company’s indebtedness, as of December 31, 2024, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 6.9%.

(2)
Based on (i) $413.4 million in total assets on a pro forma basis as of December 31, 2024, after giving effect of a hypothetical asset coverage ratio of 200%, (ii) $201.3 million in outstanding indebtedness on a pro forma basis as of December 31, 2024, after giving effect of a hypothetical asset coverage ratio of 200%, (iii) $201.4 million in net assets as of December 31, 2024, and (iv) an annualized average interest rate on the Company’s indebtedness, as of December 31, 2024, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 6.9%.

(3)
Based on (i) $614.6 million in total assets on a pro forma basis as of December 31, 2024, after giving effect of a hypothetical asset coverage ratio of 150%, (ii) $402.5 million in outstanding indebtedness on a pro forma basis as of December 31, 2024, after giving effect of a hypothetical asset coverage ratio of 150%, (iii) $201.4 million in net assets as of December 31, 2024, and (iv) an annualized average interest rate on the Company’s indebtedness, as of December 31, 2024, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 6.9%.

Fees and Expenses Table

The following table is intended to assist shareholders in understanding the costs and expenses that an investor owning Common Shares of the Company will bear, directly or indirectly, based on the assumption set forth below. The Company cautions that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, the Company will pay such fees and expenses out of its net assets and, consequently, shareholders will indirectly bear such fees or expenses as investors in the Company.

Estimated Annual Expenses (as a percentage of net assets attributable to Common Shares)	Actual asset coverage as of December 31, 2024 (206)%(1)	200% asset coverage(2)	150% asset coverage(3)
Management fees(4)	2.92%	3.00%	4.00%
Incentive fees payable under the Proposed Investment Advisory Agreement(5)	1.27%	1.29%	1.65%
Interest payments on borrowed funds(6)	6.54%	6.93%	13.86%
Other expenses(7)	2.70%	2.70%	2.70%
Total annual expenses (estimated)	13.43%	13.92%	22.21%

(1)
Expenses for the “Actual asset coverage as of December 31, 2024 206%” column are based on total assets, net of liabilities excluding debt, of $391.4 million and total debt of $190 million as of December 31, 2024.

(2)
Expenses for the “200% asset coverage” column assume a hypothetical asset coverage ratio of 200%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)
Expenses for the “150% asset coverage” column assume a hypothetical asset coverage ratio of 150%. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)	For purposes of the “200% asset coverage” and “150% asset coverage” columns, the table assumes average net assets of $201.4 million.
(5)	The amount above reflects the estimated incentive fees based on performance under the terms of the Proposed Investment Advisory Agreement.
(6)
Interest payments on borrowed funds represents an estimate of our annualized interest expense based on our total borrowings as of December 31, 2024. At December 31, 2024, the weighted average effective interest rate for total outstanding debt was 6.93%. For purposes of the “200% asset coverage” column, the table above assumes total debt outstanding of $201.3 million (the maximum amount of borrowings that could be incurred by the Company under the 200% asset coverage requirement). For purposes of the “150% asset coverage” column, the table above assumes total debt outstanding of $402.5 million (the maximum amount of borrowings that could be incurred by the Company under the proposed 150% asset coverage requirement).

(7)	“Other expenses” includes estimated overhead expenses, including payments under agreements with the Company’s service providers other than the Manager, and is estimated for the current fiscal year.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Common Shares, assuming (1) actual asset coverage (206%) as of December 31, 2024, (2) a hypothetical asset coverage ratio of 200% and (3) a hypothetical asset coverage ratio of 150%, assuming that the Company’s annual operating expenses remain at the levels set forth in the table above for the respective asset coverage ratio. Transaction expenses are not included in the following example.

An investor would pay the following expenses on a $1,000 investment in the Company’s Common Shares:

	1 year	3 years	5 years	10 years
Based on the actual asset coverage (206)% as of December 31, 2024
You would pay the following expenses on a $1,000 common share investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$122	$383	$672	$1,529
You would pay the following expenses on a $1,000 common share investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$122	$383	$672	$1,529

Based on 200% asset coverage
You would pay the following expenses on a $1,000 common share investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$126	$398	$698	$1,588
You would pay the following expenses on a $1,000 common share investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$126	$398	$698	$1,588

Based on 150% asset coverage
You would pay the following expenses on a $1,000 common share investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$206	$648	$1,136	$2,585
You would pay the following expenses on a $1,000 common share investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$206	$648	$1,136	$2,585

(1)	Assumes that the Company would not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)
Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Proposed Investment Advisory Agreement and therefore subject to the incentive fees based on capital gains.

These examples and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown. While the examples assume, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The Proposed Investment Advisory Agreement Incentive Fees, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. The examples exclude offering costs. In addition, while the examples assume reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from net asset value.

Board Considerations

The Board considered the information it received relating to, among other things:

●	the benefits of increased financial flexibility;

●	the potential to increase and sustain returns on equity;

●	the current middle market direct lending landscape;

●	the risks relative to benefits associated with the use of increased leverage; and

●	impact on the investment advisory fees to be payable to the Manager.

No single factor was determinative of the Board’s decision, but rather, the Board based its determination on the total mix of information available to them. Each of these factors is discussed below.

Benefits of Increased Financial Flexibility

As noted above, the Company, as a REIT, is not currently subject to any regulatory limitations on its use of leverage. The Company is subject to contractual limitations on its use of leverage, and the Company does not intend to have leverage of more than one times equity. However, if each of the Proposals are approved by shareholders and the Conversion is completed, the Company will become subject to the leverage limitations applicable to BDCs under the 1940 Act, described above. Based on the Company’s balance sheet as of December 31, 2024, applying the Reduced Asset Coverage Requirements would allow the Company to borrow more than $201 million in additional capital than it would be permitted under the 200% requirement applicable to BDCs under the 1940 Act without any Board or shareholder action. This amount would provide additional flexibility to pursue attractive investment opportunities, although the Company would continue to be subject to any applicable contractual limitations on its use of leverage. The Board believes that the greater deal flow that may be achieved with this additional capital flexibility would enable the Company, as a BDC, to participate more meaningfully in the private debt markets and to make larger loans to its portfolio companies with no loss of diversification of the overall portfolio. With more capital, the Company expects that it would, over time, be a more meaningful capital provider to middle market companies and be able to better compete for high-quality investment opportunities with other lenders having greater resources than the Company would have as a BDC.

In addition, the Board believes that the capital made available by having the ability to incur additional leverage would allow the Company to better manage its equity capital and to only undertake equity capital raises when market conditions are optimal for doing so.

The Board further noted that the increase in total assets available for investment as a result of incurring additional leverage as a BDC would increase the assets available for investment in assets considered “non-qualifying assets” for purposes of Section 55 of the 1940 Act, which will also give the Company greater flexibility when evaluating investment opportunities.

Potential to Increase and Sustain Returns on Equity

The Board discussed the potential impact that greater access to leverage could have on the Company’s investment yield and returns to common shareholders if it converts to a BDC. Entities that use leverage generally aim to earn an investment return on money raised through leverage that exceeds the costs of leveraging, and thereby increase returns to common shareholders. The Board discussed that any investment returns in excess of the costs of leverage would benefit the shareholders; however, to the extent the costs of leverage exceed the investment returns, those costs would be borne by and reduce the returns to the shareholders. The Board also considered the Company’s previous use of leverage as a REIT and how it would compare to how the Company may use leverage as a BDC subject to the Reduced Asset Coverage Requirement.

While no assurances can be given that the investment yield and returns on equity attributable to increased borrowings would exceed the costs of such leverage, the Board concluded that the benefits of maximizing the Company’s ability to use leverage as a BDC outweigh the risks, as noted in more detail below.

The Current Middle Market Direct Lending Landscape

The Board also considered the current middle market direct lending landscape. The Company’s competitors in providing financing to middle market companies include public and private funds, other BDCs, commercial and investment banks, collateralized loan obligations, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many competitors are substantially larger and have considerably greater resources than the Company does. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some competitors may have higher risk tolerances or different risk assessments than the Company has. These characteristics could allow competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than the Company would be able to do. Furthermore, many of the market participants are not subject to the regulatory restrictions to which the Company would be subject to as a BDC under the 1940 Act, and many competitors that are BDCs have adopted the 150% asset coverage requirement. Enabling the Company to incur the maximum amount of leverage available to a BDC is expected to increase the competitiveness of the Company.

Risks Relative to Potential Benefits Associated With the Reduced Asset Coverage Requirements

The Board considered how increased leverage under the Reduced Asset Coverage Requirements could increase the risks associated with investing in the Company as a BDC. For example, if the value of the Company assets decreases, leverage will cause its net asset value to decline more sharply than it otherwise would have without leverage or with lower leverage. Similarly, any decrease in the Company’s revenue would cause its net income to decline more sharply than it would have if it had not borrowed or had borrowed less. Such a decline could also negatively affect the Company’s ability to make dividend payments on common or preferred shares, if any. In addition, common shareholders will bear the burden of any increase in the Company’s expenses as a result of its use of leverage, including interest expenses and any increase in the Base Management Fee payable to the Manager under the Proposed Investment Advisory Agreement. Regardless, the Board concluded that the potential benefits of increased leverage under the Reduced Asset Coverage Requirements outweigh these risks. The Board also considered the impact that using the maximum amount of leverage under the Reduced Asset Coverage Requirements relative to the Company’s historical use of leverage as a REIT. The Board determined that the Reduced Asset Coverage Requirements would not have a meaningful impact on the Company’s current risk profile without any regulatory limits on the use of leverage.

Impact on the Base Management and Incentive Fees

The Board considered the impact of the use of leverage permitted under the Reduced Asset Coverage Requirements on the Company’s base management fee and incentive fees that would be payable under the Existing Management Agreement and the Proposed Investment Advisory Agreement, noting that additional leverage permitted under the Reduced Asset Coverage Requirements could increase the base management and incentive fees relative to those incurred with asset coverage of 200%. The Board noted that because the incentive fees payable to the Manager under the Proposed Investment Advisory Agreement would be calculated based on a percentage of the Company’s return on its gross assets, the Manager may be incentivized to pursue investments that are riskier or more speculative than would be the case in the absence of the incentive fees arrangement. In addition, unlike the base management fee, the incentive fees are payable only if the New Annual Hurdle Amount is achieved. Because the portfolio earns investment income on gross assets while the New Annual Hurdle Amount is based on the Company’s net assets, and because the use of leverage increases gross assets without any corresponding increase in net assets, the Manager may be incentivized to incur leverage to grow the portfolio, which will tend to enhance returns where our portfolio has positive returns and increase the chances that the New Annual Hurdle Amount is achieved. The Board considered how the structure of the base management fee under the Proposed Investment Advisory Agreement could mitigate these risks, noting that the Leverage Break Point would have the effect of reducing the base management fee charged to assets financed with leverage over 1.0x debt to equity.

The Board concluded that the potential benefits of the Reduced Asset Coverage Requirements outweigh the risks.

Conclusion

Based on its consideration of each of the above factors and such other information as the Board deemed relevant, the Board concluded that the Reduced Asset Coverage Requirements Proposal is in the best interests of the Company and its shareholders.

The Board recommends a vote “FOR” approval of this Proposal (Proposal 2 on the proxy card). Please note that if Proposal 1 is not approved, the Company will not pursue Reduced Asset Coverage Requirement contemplated in Proposal 2.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Shares

The following table sets forth, as of the Record Date, certain ownership information with respect to our Common Shares for those persons known to us to be the beneficial owners of more than 5% of our outstanding Common Shares and all of our directors, executive officers, and directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:

●	all Common Shares the investor actually owns beneficially or of record;

●	all Common Shares over which the investor has or shares voting or dispositive control; and

●	all Common Shares the investor has the right to acquire within 60 days of the Record Date (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Name of Beneficial Owner (1)	Total Number of Common Shares Beneficially Owned	% of Common Shares
5% Shareholders
Leonard M. Tannenbaum (2)	5,142,571	22.8%
BlackRock, Inc. (3)	1,415,134	6.9%

Named Executive Officers and Directors
Leonard M. Tannenbaum (2)	5,142,571	22.8%
Daniel Neville (4)	209,649	*
Robyn Tannenbaum (5)	211,827	*
Brandon Hetzel (6)	51,037	*
Alexander C. Frank (7)	17,122	*
Thomas L. Harrison (8)	25,465	*
Robert Levy (9)	10,437	*
Marnie Sudnow (10)	9,037	*
All directors and executive officers as a group (8 persons)	5,677,145	25.1%

*Less than 1% of the outstanding shares.
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 477 South Rosemary Ave., Suite 301, West Palm Beach, FL 33401.
(2) Includes (i) 4,775,391 shares of Common Shares which Leonard Tannenbaum has sole voting and dispositive power, (ii) 180,400 shares of Common Shares held by the Tannenbaum Family Foundation (formerly known as the Leonard M. Tannenbaum Foundation), for which Mr. Tannenbaum serves as the President and over which Mr. Tannenbaum has shared voting and dispositive power, and (iv) 186,780 shares of unvested restricted stock. This does not include 211,827 shares of Common Shares held by Mr. Tannenbaum’s spouse, Robyn Tannenbaum.
(3) Beneficial and percentage ownership information is as of December 31, 2023 and is based on information reported on a Schedule 13G filed by Blackrock, Inc. with the SEC on January 26, 2024. The schedule indicates that Blackrock, Inc. has sole voting power over 1,415,134 shares of our Common Shares and sole dispositive power over 1,392,894 shares of our Common Shares. The business address of Blackrock, Inc. is 50 Hudson Yards, New York, New York 10001.
(4) Includes (i) 78,987 shares of Common Shares and (ii) 130,662 shares of unvested restricted stock.
(5) Includes (i) 48,522 shares of Common Shares, (ii) 84,160 shares of Common Shares which Mrs. Tannenbaum has the right to acquire within 60 days of September 15, 2025 pursuant to outstanding and vested stock options and (iii) 79,145 shares of unvested restricted stock. This does not include (i) 4,962,171 shares of Common Shares held by Mrs. Tannenbaum’s spouse, Leonard Tannenbaum or (ii) 180,400 shares of Common Shares held by the Tannenbaum Family Foundation (formerly known as the Leonard M. Tannenbaum Foundation), for which Mr. Tannenbaum serves as the President and over which Mr. Tannenbaum has shared voting and dispositive power.
(6) Includes (i) 11,515 shares of Common Shares, (ii) 10,500 shares of Common Shares which Mr. Hetzel has the right to acquire within 60 days of September 15, 2025 pursuant to outstanding and vested stock options and (iii) 29,022 shares of unvested restricted stock.
(7) Includes (i) 8,930 shares of Common Shares, (ii) 6,400 shares of Common Shares which Mr. Frank has the right to acquire within 60 days of September 15, 2025 pursuant to outstanding and vested stock options and (iii) 1,792 shares of unvested restricted stock.
(8) Includes (i) 17,273 shares of Common Shares, (ii) 6,400 shares of Common Shares which Mr. Harrison has the right to acquire within 60 days of September 15, 2025 pursuant to outstanding and vested stock options and (iii) 1,792 shares of unvested restricted stock.
(9) Includes (i) 2,245 shares of Common Shares, (ii) 6,400 shares of Common Shares which Mr. Levy has the right to acquire within 60 days of September 15, 2025 pursuant to outstanding and vested stock options and (iii) 1,792 shares of unvested restricted stock.
(10) Includes (i) 2,245 shares of Common Shares, (ii) 5,000 shares of Common Shares which Ms. Sudnow has the right to acquire within 60 days of September 15, 2025 pursuant to outstanding and vested stock options and (iii) 1,792 shares of unvested restricted stock.

GENERAL INFORMATION

Shareholder Proposals

For a shareholder to submit a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “Rule 14a-8,” for inclusion in the Company’s proxy statement and form of proxy for the 2026 Annual Meeting of Shareholders, it must be received by the Secretary of the Company at our principal executive office by December 5, 2025. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals.

A shareholder otherwise desiring to bring a proposal before the Company’s 2026 Annual Meeting of Shareholders, including any proposal relating to the nomination of a candidate for election as a director, must comply with the then current advance notice and information requirements in our bylaws and deliver the proposal to the Secretary of our Company at our principal executive office no later than 5:00 p.m., Eastern Time, on December 5, 2025 (the 120th day before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting) nor earlier than November 5, 2025 (the 150th day before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting). Notwithstanding the foregoing, in the event that we advance or delay the date of the 2026 Annual Meeting of Shareholders to a date that is more than 30 days from the anniversary of the Company’s 2025 Annual Meeting of Shareholders, written notice by a shareholder under our advance notice bylaws must be given no earlier than the 150th day prior to the date of the 2026 Annual Meeting of Shareholders and no later than 5:00 p.m., Eastern Time, on the later of (i) the 120th day prior to the date of the 2026 Annual Meeting of Shareholders or (ii) the tenth day following the day on which public announcement of the date of the 2026 Annual Meeting of Shareholders is first made. Any such proposal should be mailed to: Advanced Flower Capital Inc., 477 S. Rosemary Avenue, Suite 301, West Palm Beach, Florida 33401, Attn: Secretary.

Householding of Proxy Statements

The SEC rules allow for the delivery of a single copy of the proxy materials, to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save the Company printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold the Company’s Common Shares in “street” name for beneficial owners of the Company’s Common Shares and that distribute proxy materials they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary. You can also request prompt delivery of the proxy materials by contacting Advanced Flower Capital Inc., 477 S. Rosemary Avenue, Suite 301, West Palm Beach, Florida 33401, Attention: Secretary, 561-510-2390.

If you hold our Common Shares in your own name as a holder of record, householding will not apply to your Common Shares. Also, if you own the Company’s Common Shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy materials. To assist the Company in saving money and to provide you with better shareholder services, the Company encourages you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, Continental Stock Transfer & Trust Company by telephone at 212-847-3260 or in writing at Attention: Alwyn Burton, 1 State Street, 30th Floor, New York, New York 10004-1561.

Additional Matters

Applicable Maryland law and the Company’s existing bylaws limit the business to be conducted at the Special Meeting to the purpose or purposes stated in the notice.

Additional Information about the Manager

The following table sets forth the name of each director and executive officer and their position with the Company.

Name	Position / Principal Occupation
Alexander C. Frank	Independent Director
Thomas L. Harrison	Lead Independent Director
Robert Levy	Independent Director
Leonard M. Tannenbaum	Director, Chairman of the Board
Marine Sudnow	Independent Director
Brandon Hetzel	Chief Financial Officer and Treasurer
Daniel Neville	Chief Executive Officer
Robyn Tannenbaum	President and Chief Investment Officer

The Manager is a wholly-owned subsidiary of the Parent Manager. The outstanding equity of the Parent Manager is beneficially owned by certain officers: 72.4% by Leonard Tannenbaum, Chairman of the Board, 9.7% by Robyn Tannenbaum, President and Chief Investment Officer, 9.7% by other Tannenbaum family members and trusts, 2.9% by Bernard Berman, a member of the Company’s Investment Committee, 2.5% by Daniel Neville, Chief Executive Officer, 1.5% by Brandon Hetzel, Chief Financial Officer and Treasurer, and 1.0% by Gabriel Katz, Chief Legal Officer and Secretary, respectively.

Update on Legal Proceedings

On September 9, 2025, a complaint was filed in the Superior Court of the State of California in Los Angeles County naming, among others, the Company, the Manager, and certain of their officers and/or directors as defendants. The complaint was filed by the parent company and two subsidiaries of Private Company G.  As described in the Company's Quarterly Report on Form 10 Q for the quarter ended June 30, 2025, the Company has filed separate legal actions in New York against the guarantors of the loan the Company made to the two subsidiaries (among other borrowers), and those two subsidiaries have filed an action against the Company (and others) in New Jersey.  The complaint alleges that the Company conspired with a restructuring advisory firm to mismanage the borrowers’ operations and wrongfully seize their assets during a forbearance period that followed the borrowers’ material defaults under the credit facility. The complaint alleges claims for breach of fiduciary duty, conversion, intentional interference with contract, and unjust enrichment, and seeks substantial monetary damages.  The Company believes the claims are baseless and intends to vigorously defend this matter.

Affiliated Brokers

For the most recent fiscal year, the Company did not use affiliated brokers to execute portfolio transactions.

Solicitation of Proxies

The Board is soliciting your proxy in connection with the Special Meeting, and the Company will bear all of the costs of soliciting such proxies, including the costs of printing and filing this Proxy Statement. The Company has retained Innisfree as proxy solicitor to assist with the solicitation of proxies in connection with the Special Meeting for a fee of $30,000 plus reimbursement of authorized costs and expenses incurred on our behalf. The Company will also reimburse Innisfree for its reasonable out-of-pocket expenses and indemnify Innisfree against certain claims, liabilities, losses, damages and expenses. In addition, the Company may reimburse banks, brokers and other nominees representing beneficial owners of Common Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by the Company’s directors and officers by telephone without additional compensation for such activities. The Company also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

APPENDIX A

INVESTMENT ADVISORY AGREEMENT
BETWEEN
ADVANCED FLOWER CAPITAL INC.
AND
AFC MANAGEMENT, LLC

This Investment Advisory Agreement (this “Agreement”) is made as of [●], 2026, by and between Advanced Flower Capital Inc., a Maryland corporation (the “Company”), and AFC Management, LLC, a Delaware limited liability company (the “Adviser”), and effective as of the date on which the Company files Form N-54A with the U.S. Securities and Exchange Commission (“SEC”) electing to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”).

WHEREAS, the Company intends to elect to be regulated as a BDC under the 1940 Act;

WHEREAS, the Company and AFC Management, LLC (in such capacity, the “Administrator”) have also entered into that certain Administration Agreement, dated as of [●], 2026, and any sub-administration agreements (as in effect from time to time);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

Section 1. Duties of the Adviser.

(a) Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board”), for the period and upon the terms herein set forth in accordance with:

(i) the investment objective, policies and restrictions that are set forth in the Company’s reports filed with the SEC in compliance with the Securities Exchange Act of 1934, as amended, or in any registration statement filed with the SEC, as applicable;

(ii) during the term of this Agreement, all other applicable federal and state laws (excluding for purposes of this clause, the federal prohibition under the U.S. Controlled Substances Act of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, controlling or managing real estate on which cannabis is trafficked, or any federal crime for which any of the prior activities serves as a predicate, as long as the actions of the Adviser are in compliance with applicable state law) (“Applicable Law”), rules and regulations, and the Company’s certificate of incorporation and bylaws, as they may be amended from time to time (the “Organizational Documents”);

(iii) such investment policies, directives or regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iv) the Company’s compliance policies and procedures as applicable to the Adviser and as administered by the Company’s chief compliance officer.

(b) Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the investments made by the Company;

(iii) perform due diligence on prospective portfolio companies;

(iv) execute, close, service and monitor the Company’s investments;

(v) determine the securities and other assets that the Company shall purchase, retain or sell;

(vi) arrange financings and borrowing facilities for the Company;

(vii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(viii) to the extent required by the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Adviser (as defined below) and any administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of the Company’s portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation. The Adviser shall not assist a portfolio company to grow, manufacture or sell cannabis, or to improve or increase any of these functions.

(c) Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers), and the Adviser hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Company’s investments, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any services providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority. In the event that the Company determines to acquire debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to open accounts and deposit, maintain and withdraw funds of the Company or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.

(d) Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. Unless and until it resigns or is removed as investment adviser to the Company in accordance with this Agreement, the Adviser, to the extent of its powers as set forth in this Agreement, shall be an agent of the Company for the purpose of the Company’s business, and action taken by the Adviser in accordance with such powers shall bind the Company.

(e) Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i) The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii) Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board and Company shareholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention. Subject to review by and the overall control of the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

Section 2. Expenses Payable by the Company.

(a) Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b) Company’s Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in Sections 2(a) and (c), the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its investment operations and its investment transactions, including costs and expenses relating to: the Company’s operating costs incurred prior to the filing of its election to be regulated as a BDC; the costs associated with any public or private offerings of the Company’s common stock and other securities; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any third-party valuation services); out-of-pocket expenses, including travel expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and monitoring actual portfolio companies and, if necessary, enforcing the Company’s rights; the Base Management Fee (as defined below) and any Incentive Fees (as defined below) payable under this Agreement; certain costs and expenses relating to distributions paid by the Company; administration fees payable under the administration agreement, by and between the Company and AFC Management, LLC (in such capacity, the “Administrator”), dated as of [●], 2026 (the “Administration Agreement”), and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; and the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; any stock exchange listing fees and fees payable to rating agencies; the cost of effecting any sales and repurchases of the Company’s common stock and other securities; U.S. federal, state and local taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the Sarbanes-Oxley Act of 2002, as amended, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees; the costs of any reports, proxy statements or other notices to the Company’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; the Company’s fidelity bond; applicable insurance premiums; extraordinary expenses (such as litigation or indemnification payments or amounts payable pursuant to any agreement to provide indemnification entered into by the Company); fees and expenses associated with independent audits, agency, consulting and legal costs; costs of winding up; and all other expenses incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement based upon the Company’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to personnel providing finance, tax, accounting, internal audit, legal, risk management, operations, originations, marketing, investor relations, portfolio monitoring and servicing, compliance services and other non-investment personnel of the Adviser and its affiliates as reasonably determined by the Adviser to appropriately reflect the portion of time spent devoted by such personnel to the Company’s affairs, and reimbursing third-party expenses incurred by the Administrator in carrying out its administrative services under the Administration Agreement, including, but not limited to the fees and expenses associated with performing compliance functions. The presence of an item in or its absence from the foregoing list, on the one hand, and the list of Company expenses set forth in Section 4(b) of the Administration Agreement, on the other, shall in no way be construed to limit the responsibility of the Company for such expense under either agreement.

For avoidance of doubt, it is agreed and understood that, from time to time, the Adviser or its affiliates may pay amounts or bear costs properly constituting Company expenses as set forth herein or otherwise and that the Company shall reimburse the Adviser or its affiliates for all such costs and expenses that have been paid by the Adviser or its affiliates on behalf of the Company. The Adviser shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

(c) Portfolio Company Compensation. In certain circumstances the Adviser, any Sub-Adviser, or any of their respective Affiliates (as defined below), may receive compensation from a portfolio company in connection with certain services provided, in connection with the Company’s investment in such portfolio company (e.g., loan structuring, loan servicing, or loan agency or similar services). Any compensation received by the Adviser, Sub-Adviser, or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its shareholders.

Section 3. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial calendar quarter shall be appropriately prorated based on the actual number of days elapsed during such partial quarter as a fraction of the number of days in the relevant calendar year.

(a) Base Management Fee. The Base Management Fee will be calculated at an annual rate of 1.50% of the average value of the Company’s average of gross assets at the end of the two most recently completed calendar quarters (excluding cash or cash equivalents but including assets purchased with borrowed funds) during the most recently completed calendar quarter; provided, however, that the Base Management Fee shall be reduced by 50% (or such other amount as may be required under applicable law or as a condition to any exemptive relief on which the Company relies) of the sum of, without duplication, the aggregate amount of any other fees earned and paid to the Adviser or its affiliates from portfolio companies of the Company on a pro rata basis relative to the Company’s hold size in the applicable investments during such quarter arising in connection with the investment advisory services rendered by it under this Agreement or the general management services rendered by it under the Administration Agreement by and between the Company and the Adviser (in its capacity thereunder as Administrator) dated as of [●] (such other fees, “Outside Fees”), including any agency fees relating to the Company’s investments, but excluding the Incentive Compensation and any diligence fees paid and earned by the Adviser and paid by third parties in connection with the Adviser’s due diligence of potential investments for the Company; provided further, that the Base Management Fee will be calculated at an annual rate equal to 1.00% of the average value of the Company’s gross assets (excluding cash or cash equivalents but including assets purchased with borrowed funds) during the most recently completed calendar quarter that exceeds an amount equal to the product of (i) 200% and (ii) the Company’s net asset value at the end of the most recently completed calendar quarter. The Base Management Fee will be payable quarterly in arrears and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

(b) Incentive Fee. The Incentive Fee is divided into two parts: (1) an income incentive fee and (2) a capital gains incentive fee.

(i) Income Incentive Fee. The income incentive fee will be calculated and payable quarterly in arrears based on the Company’s aggregate pre-incentive fee net investment income in respect of the current calendar quarter and the three preceding calendar quarters (or the appropriate portion thereof in the case of any of the Company’s first three calendar quarters following the effective date of this Agreement) (the “Trailing Four Quarters”). For purposes of calculating the income incentive fee, “pre-incentive fee net investment income” is defined as interest income, dividend income and any other income accrued during the calendar quarter, minus operating expenses for the quarter, including the Base Management Fee, expenses payable to the Administrator under the Administration Agreement, any interest expense and distributions paid on any issued and outstanding preferred stock, but excluding the Incentive Fee. Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Company has not yet received in cash. The Adviser is not obligated to return to the Company the Incentive Fee it receives on PIK interest that is later determined to be uncollectible in cash. For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(1) The income incentive fee that will be paid to the Adviser in respect of a particular calendar quarter will equal the excess of the income incentive fee as calculated pursuant to this Section 3(b)(i)(1) less the aggregate income incentive fees that were paid to the Adviser in the preceding three calendar quarters (or portion thereof) comprising the relevant Trailing Four Quarters. Pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters shall be compared to a “Hurdle Rate” equal to the product of (i) the “hurdle rate” of 1.50% per quarter (6.0% annualized) and (ii) the sum of the Company’s net assets at the beginning of each applicable calendar quarter comprising the relevant Trailing Four Quarters. The Hurdle Rate will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for all issuances by the Company of shares of its common stock, including issuances pursuant to any dividend reinvestment plan, and distributions during the applicable calendar quarter. The Company shall pay the Adviser an incentive fee with respect to its pre-incentive fee net investment income as follows:

(A) no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which the Company’s aggregate pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters does not exceed the Hurdle Rate in respect of the relevant Trailing Four Quarters;

(B) 100% of the Company’s aggregate pre-incentive fee net investment income with respect to the relevant Trailing Four Quarters with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the Hurdle Rate but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 1.8182% in any calendar quarter (7.2728% annualized) by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Four Quarters (after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for all issuances by the Company of shares of its common stock, including issuances pursuant to its dividend reinvestment plan, and distributions during the applicable calendar quarter). The Catch-Up Amount is meant to provide the Adviser with approximately 17.5% of the Company’s pre-incentive fee net investment income when the Company’s aggregate pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters reaches the Catch-Up Amount in respect of the relevant Trailing Four Quarters; and

(C) for any calendar quarter in which the Company’s aggregate pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters exceeds the Catch-Up Amount, the income incentive fee shall equal 17.5% of the amount of the Company’s aggregate pre-incentive fee net investment income, if any, that exceeds the Catch-Up Amount in respect of the relevant Trailing Four Quarters.

(ii) Capital Gains Incentive Fee. The Company shall pay the Adviser a capital gains incentive fee calculated and payable in arrears in cash as of the end of each calendar year or upon the termination of this Agreement in an amount equal to 17.5% of the Company’s realized capital gains, if any, on a cumulative basis from the effective date of this Agreement through the end of a given calendar year or upon the termination of this Agreement, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. For the purpose of computing the incentive fee on capital gains, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the capital gains incentive fee.

(iii) Incentive Fee Examples. Examples of the quarterly incentive fee calculation are attached hereto as Annex A. Such examples are included for illustrative purposes only and are not considered part of this Agreement. The fees payable under this Agreement for any partial period will be appropriately prorated.

Section 4. Covenant of the Adviser; Compliance with Laws.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with Applicable Laws governing its operations and investments, except to the extent that any such noncompliance would not reasonably be expected to have a material adverse effect on the Company. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

Section 5. Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

Section 6. Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, shareholder, member (and their shareholders or members, including the owners of their shareholders or members), employee, consultant or other personnel of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to Applicable Law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein.

During the term of this Agreement and for a period of one year following any termination or nonrenewal of this Agreement for any reason, the Company shall not without the Adviser’s express written consent, directly or indirectly, on behalf of itself or any other person or entity: (a) solicit the employment of or employ any members, shareholders, directors, trustees, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Adviser, any Sub-Adviser or any of their respective Affiliates (collectively, “Adviser Persons”) or any person or entity who was an Associate of an Adviser Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Adviser Person and any Associate of such Adviser Person or any person or entity who was an Associate of such Adviser Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section 6 held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Section 7. Indemnification.

Subject to the provisions of Section 8, the Adviser, any Sub-Adviser, each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, consultants, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), and any other person or entity Affiliated with the Adviser or Sub-Adviser (including each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of, the Adviser or Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company or any shareholders thereof for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in satisfaction of judgments, in compromises and settlement, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Organizational Documents, the 1940 Act, the laws of the State of New York and other applicable law.

Section 8. Limitation on Indemnification.

Notwithstanding anything in the provisions of Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject primarily attributable to the willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s or Sub-Adviser’s duties or by reason of the reckless disregard of the Adviser’s or Sub-Adviser’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 7 and this Section 8 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 7 and this Section 8 to the fullest extent permitted by law.

Section 9. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the first date written above. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Independent Directors, in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Independent Directors; or (ii) by the Adviser upon not less than 60 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Sections 7 and 8 shall remain in full force and effect for activities undertaken by the Indemnified Parties prior to the termination of this Agreement, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Sections 7 and 8 shall continue in force and effect and apply to the Adviser and its representatives.

(c) Duties of Adviser Upon Termination. The Adviser shall promptly upon termination:

(i) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(iii) cooperate with the Company to provide an orderly transition of services.

Section 10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, or via email, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

The Company:

Advanced Flower Capital Inc.
477 S. Rosemary Ave., Suite 301
West Palm Beach, FL 33401
Attention: Leonard M. Tannenbaum
Chairman
Email: len@advancedflowercapital.com

With a copy to:

Advanced Flower Capital Inc.
477 S. Rosemary Ave., Suite 301
West Palm Beach, FL 33401
Attention: Daniel Neville
Chief Executive Officer
Email: dan@advancedflowercapital.com

Dechert LLP
1900 K St. NW
Washington, DC 20006
Attention: Harry S. Pangas
Email: harry.pangas@dechert.com

The Manager:

AFC Management, LLC
477 S. Rosemary Ave., Suite 301
West Palm Beach, FL 33401
Attention: Robyn Tannenbaum
President, Chief Executive Officer, Manager
Email: robyn@advancedflowercapital.com

With a copy to:

AFC Management, LLC
477 S. Rosemary Ave., Suite 301
West Palm Beach, FL 33401
Attention: Gabriel Katz
Chief Legal Officer, Chief Compliance Officer, and Secretary
Email: gabe@advancedflowercapital.com

Dechert LLP
1900 K St. NW
Washington, DC 20006
Attention: Matthew E. Barsamian
Email: matthew.barsamian@dechert.com

Section 11. Amendments.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the 1940 Act.

Section 12. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

Section 13. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Section 14. Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Sections 7 and 8, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

Section 15. Third Party Beneficiaries.

Except for any Sub-Adviser and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 16. Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

Section 17. Insurance.

The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 17 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ADVANCED FLOWER CAPITAL INC.
a Maryland corporation

By:
Name:
Title:

AFC MANAGEMENT, LLC
a Delaware limited liability company

By:
Name:
Title:

Annex A

The following illustration sets forth a simplified graphical representation of the calculation of the Company’s quarterly income incentive fee. These examples are included for illustrative purposes only and are not considered part of this Agreement.

Alternative 1—Three Quarters under Proposed Investment Advisory Agreement in which Pre-Incentive Fee Net Investment Income Exceeds the New Hurdle Amount and New Catch-up Amount

Assumptions

Stable net asset value (NAV) of $500 million across all quarters with 1.0x leverage

New Hurdle rate(1) = 1.5%

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Pre-incentive fee net investment income for each quarter = 5.0%(*)

No adjusted capital returns each quarter

Incentive fee for the first quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million

New Hurdle Amount = Q1 NAV × 1.5% = $500 million × 0.015 = $7.5 million

Excess income amount = pre-incentive fee net investment income during the relevant period — New Hurdle Amount = $12.5 million — $7.5 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $7.5 million (the New Hurdle Amount) but less than 1.8182% × Q1 NAV, or $9.091 million. This New Catch-up Fee Amount equals $1.591 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($12.5 million — $9.091 million) = $596,591

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $2.188 million

Income incentive fee previously paid during the relevant period = none

Incentive fee for the second quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $12.5 million = $25.0 million

New Hurdle Amount = (Q1 NAV + Q2 NAV) × 1.5% = $1 billion × 0.015 = $15 million

Excess income amount = aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1 and Q2) — Hurdle Amount = $25.0 million — $15.0 million = $10.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $15.0 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV), or $18.182 million. This New Catch-up Fee Amount equals $3.182 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($25.0 million — $18.182 million) = $1.193 million

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $4.375 million

$2.188 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q2 = income incentive fee payment — amount previously paid = $2.188 million

Incentive fee for third quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $12.5 million + $12.5 million = $37.5 million

New Hurdle Amount = (Q1 NAV + Q2 NAV + Q3 NAV) × 1.5% = $1.5 billion × 0.015 = $22.5 million

Excess Income Amount = aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1, Q2 and Q3) — New Hurdle Amount = $37.5 million — $22.5 million = $15 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $22.5 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV + Q3 NAV), or $27.273 million. This New Catch-up Fee Amount equals $4.773 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($37.5 million — $27.273 million) = $1.790 million

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $6.563 million

$4.375 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q3 = income incentive fee payment — amount previously paid = $2.188 million

Alternative 2—Three Quarters under Proposed Investment Advisory Agreement, in which Pre-Incentive Fee Net Investment Income does not meet the Net Hurdle Amount for one Quarter

Assumptions

Stable NAV of $500 million across all quarters with 1.0x leverage

New Hurdle rate(1) = 1.5%

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Pre-incentive fee net investment income for Q1 = 5.0%(*)

Pre-incentive fee net investment income for Q2 = 3.0%(*)

Pre-incentive fee net investment income for Q3 = 0.0%(*)

No adjusted capital Returns each quarter

Incentive fee for the first quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million

New Hurdle Amount = Q1 NAV × 1.5% = $500 million × 0.015 = $7.5 million

Excess Income Amount = pre-incentive fee net investment income during the relevant period — New Hurdle Amount = $12.5 million — $7.5 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $7.5 million (the New Hurdle Amount) but less than 1.8182% × Q1 NAV, or $9.091 million. This New Catch-up Fee Amount equals $1.591 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($12.5 million — $9.091 million) = $596,591

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $2.188 million

No income incentive fee previously paid during the relevant period

Incentive fee for second quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $7.5 million = $20.0 million

New Hurdle Amount = (Q1 NAV + Q2 NAV) × 1.5% = $1.0 billion × 0.015 = $15.0 million

Excess Income Amount = (aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1 and Q2)) — New Hurdle Amount — $20.0 million — $15.0 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $15.0 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV), or $18.182 million. This New Catch-up Fee Amount equals $18.182 million — $15.0 million, or $3.182 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($20 million — $18.182 million) = $318,182

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $3.5 million

$2.188 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q2 = income incentive fee payment — amount previously paid = $1.312 million

Incentive fee for the third quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $7.5 million + $0.0 million = $20.0 million

New Hurdle Amount = Q1 NAV + Q2 NAV + Q3 NAV × 1.5% = $1.5 billion × 0.015 = $22.5 million

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Aggregate pre-incentive fee net investment income < New Hurdle Amount. Therefore, no income incentive fee is payable for the quarter

(1)	Represents 6.0% annualized hurdle rate.
*	Hypothetical Pre incentive fee net investment income is comprised of investment income net of cost of debt, management fees, other expenses and before incentive fees

ADVANCED FLOWER CAPITAL INC. 477 S. ROSEMARY AVENUE, SUITE 301 WEST PALM BEACH, FL 33401 VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 5, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go towww.virtualshareholdermeeting.com/AFCG2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 5, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V79670-S21809   KEEP THIS PORTION FOR YOUR RECORDS     THIS PROXY CARD IS VALID ONLY WHEN SIGNED. DETACH AND RETURN THIS PORTION ONLY ADVANCED FLOWER CAPITAL INC. The Board of Directors recommends you vote FOR Proposal 1: For Against Abstain 1.   To approve a new, 1940 Act-compliant investment advisory agreement with AFC Management, LLC, which would replace the existing    ! management agreement. The Board of Directors recommends you vote FOR Proposal 2: For Against Abstain 2 2.To approve the application of the reduced asset coverage requirements in Section 61 (a)(2) of the 1940 Act to the Company, which would permit the Company to increase the maximum amount of leverage that it would otherwise be permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150%. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]Date Signature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V79671-S21809  ADVANCED FLOWER CAPITAL INC. Special Meeting of Shareholders November 6, 2025 This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Daniel Neville, Robyn Tannenbaum, Brandon Hetzel and Gabriel A. Katz, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCED FLOWER CAPITAL INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/AFCG2025SM on November 6, 2025 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side